Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
DATED AS OF JUNE 21, 2009
AMONG
TOWER GROUP, INC.,
TOWER S.F. MERGER CORPORATION
AND
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.

i

ii

iii

     This AGREEMENT AND PLAN OF MERGER, dated as of June 21, 2009 (this “Agreement”), is by and among TOWER GROUP, INC., a Delaware corporation (“Parent”), TOWER S.F. MERGER CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and SPECIALTY UNDERWRITERS’ ALLIANCE, INC., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “parties”).
RECITALS
     WHEREAS, the respective Boards of Directors of Parent and Merger Sub have determined that it is in the best interests of their respective companies to enter into this Agreement and to consummate the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to enter into this Agreement and to consummate the Merger, upon the terms and subject to the conditions set forth in this Agreement, and that the Merger is fair to, and in the best interests of, the stockholders of the Company; and
     WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “Stinger” as the surviving corporation of the Merger under the DGCL (the “Surviving Corporation”).
     Section 1.2 Closing; Effective Time. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the fifth Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, New York, unless another time, date or place is agreed to in writing by the parties; provided, however, in the event that the Company delivers a Walk-Away Notice pursuant to Section 8.1(d)(iii) and Parent elects to deliver a Top-Up Notice, subject to the satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VII, the “Closing Date” shall be the third Business Day following delivery of such Top-Up Notice, unless another time, date or place is agreed to in writing by the parties. The date on which the

Closing actually occurs is hereinafter referred to as the “Closing Date”. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the Company shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”). The parties shall make all other filings or recordings required under the DGCL in connection with the Merger.
     Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Company shall by virtue of the Merger be amended and restated in its entirety to read as set forth on Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation following the Effective Time until thereafter amended in accordance with its terms and applicable Law. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation following the Effective Time until thereafter amended in accordance with the Constituent Documents of the Surviving Corporation and applicable Law, except that references to Merger Sub’s name shall be replaced by references to “Stinger.” This Section 1.4 shall be subject to the obligations of Parent and the Surviving Corporation under Section 6.10.
     Section 1.5 Directors and Officers of Surviving Corporation. As of the Effective Time, each of the directors of the Company shall resign and the directors of Merger Sub, at the Effective Time, shall be the directors of the Surviving Corporation until their successors have been duly elected and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation. The officers of the Company, at the Effective Time, shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.
     Section 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
     (a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     (b) Each share of (i) common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Common Stock”, and each, a “Common Share”) and (ii) Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Stock”, and each, a “Class B Share”, and the Class B Shares collectively with the Common Shares, the “Company Shares”), in each case issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock or Class B Stock to be canceled pursuant to Section 1.6(c) and any Dissenting Shares), shall be converted into the right to receive an amount per Company Share (subject to any applicable withholding Tax specified in Section 2.2) equal to an amount of Parent Common Stock equal to the product of one Company Share and the Common Exchange Ratio (which Common Exchange Ratio is subject to adjustment as set forth herein) and any cash paid in lieu of fractional shares in accordance with Section 2.1(d) (collectively, the “Merger Consideration”). At the Effective Time, each Company Share converted into the right to receive the Merger Consideration pursuant to this Article I shall automatically be cancelled and shall cease to exist and each holder of a certificate theretofore representing any such Company Shares (each, a “Certificate”) or non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.1(c), without interest (subject to any applicable withholding Tax specified in Section 2.2); and (ii) any dividends and other distributions in accordance with Section 1.8.
     (c) Each Company Share held in the treasury of the Company, if any, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of any such Person (other than Company Shares held in an investment portfolio), in each case immediately prior to the Effective Time, shall automatically be canceled and retired and cease to exist without any conversion thereof and no consideration shall be paid in exchange therefor.
     Section 1.7 Treatment of Options and Other Company Equity Awards
     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each stock option issued pursuant to an Incentive Plan (each, an “Option”) and other equity-based awards (excluding Deferred Stock Awards, which are discussed in Section 1.7(b) below) issued pursuant to an Incentive Plan denominated in shares of Common Stock (each such award, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time, whether or not then vested, deliverable or exercisable, shall be assumed by Parent and converted automatically at the Effective Time into an option or such other substantially identical equity-based award, as the case may be, denominated in shares of Parent Common Stock and which has other terms and conditions substantially identical to those of the related Company Compensatory Award (including any accelerated vesting provisions therein) except that (i) the number of shares of Parent Common Stock subject to each such award shall be determined by multiplying the number of shares of Common Stock subject to such Company Compensatory Award immediately prior to the Effective Time by the Award Exchange Ratio and (ii) if applicable, the exercise or purchase price per share of Parent Common Stock (rounded upwards to the nearest whole cent) shall equal (x) the per share exercise or purchase price for the shares of Common Stock otherwise purchasable pursuant to such Company Compensatory Award immediately prior to the Effective Time divided by (y) the Award Exchange Ratio; provided, however, that in no case shall the exchange of an Option or any other Company Compensatory Award be performed in a manner that is not in compliance with the adjustment requirements of Section 409A of the Code and in the case of any Option that is intended to be an “incentive stock option” under Section 422 of the Code, such Option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. The portion of any Options that are vested and/or exercisable at the Effective Time shall be converted into vested and/or exercisable options, as applicable, denominated in shares of Parent Common Stock, and the portion of any Options that are unvested and/or not exercisable at the Effective Time shall, after being converted into options denominated in shares of Parent Common Stock, be subject to the same terms and conditions of vesting and exercisability as the applicable Option was immediately prior to the Effective Time.
     (b) Prior to the Effective Time, the Board of Directors of the Company or the appropriate committee of the Board of Directors of the Company, if necessary, shall adopt a resolution providing that, at the Effective Time, each deferred stock award in respect of a Company Share issued pursuant to an Incentive Plan (a “Deferred Stock Award”) shall be converted into the right to receive a deferred stock award in respect of a share of Parent Common Stock at the Award Exchange Ratio, rounded down to the nearest whole share (subject to any applicable withholding Tax specified in Section 2.2); provided that such converted deferred stock awards in respect of Parent Common Stock shall remain subject to the same restrictions that applied to the Deferred Stock Award immediately prior to the Effective Time and shall otherwise have the same terms and conditions (including vesting dates and date of settlement in shares) as were in effect with respect to the corresponding Deferred Stock Award immediately prior to the Effective Time. Any portion of any Deferred Stock Award that is vested as of the Effective Time shall be converted into vested deferred stock awards in respect of shares of Parent Common Stock, and any portion of any Deferred Stock Awards that is unvested at the Effective Time shall, after being converted into deferred stock awards denominated in shares of Parent Common Stock, be subject to the same terms and conditions of vesting (including any accelerated vesting provisions therein) and delivery as the applicable Deferred Stock Award was immediately prior to the Effective Time.
     (c) Parent shall take such actions as are necessary for the assumption and conversion of the Options and other Company Compensatory Awards pursuant to Section 1.7(a), including the reservation, issuance and listing of shares of Parent Common Stock as is necessary to effectuate the transactions contemplated by Section 1.7(a). As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Options and other Company Compensatory Awards an appropriate notice setting forth such holder’s rights pursuant to such Options and agreements evidencing the grants of such Company Compensatory Awards, and stating that the Incentive Plans and such Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 1.7(a) after giving effect to the Merger and the terms of the Incentive Plans). Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Parent Common Stock issuable upon exercise of the assumed Company Compensatory Awards promptly following the Effective Time (and in no event later than 10 Business Days after the Effective Time) and Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Compensatory Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

     (d) Subject to Parent’s compliance with the preceding provisions of this Section 1.7, the parties agree that, following the Effective Time, no holder of an Option, a Company Compensatory Award or a Deferred Stock Award or any participant in any Incentive Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any equity interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.
     (e) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company’s Board of Directors (or, if appropriate, any committee administering Incentive Plans) shall adopt such resolutions and take such actions that are necessary for the treatment of the Options, Company Compensatory Awards and Deferred Stock Awards pursuant to this Section 1.7.
     Section 1.8 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the Common Stock or Parent Common Stock is changed into a different number of shares or a different class by reason of any reclassification, recapitalization, reorganization, combination or exchange of shares, stock split, reverse stock split or a stock dividend or dividend payable in any other securities or any similar transaction or any transaction having the effect of any of the foregoing, the Merger Consideration shall be appropriately adjusted to provide to the holders of Company Shares and the holders of Options and Deferred Stock Awards the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration.
     Section 1.9 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Class B Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment by the Company of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Class B Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Class B Share, in accordance with Section 1.6(b), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Class B Shares, attempted withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING
     Section 2.1 Payment and Exchange of Certificates.
     (a) Following the date of this Agreement and in any event not less than five (5) Business Days prior to the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for purposes of, among other things, paying the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, Book-Entry Shares and Deferred Stock Awards, cash and certificates, or at Parent’s option, shares in book entry form representing the shares of Parent Common Stock to be exchanged in the Merger, in an amount sufficient to pay the aggregate Merger Consideration to which all holders of Company Shares and Deferred Stock Awards become entitled pursuant to Article I and such cash in lieu of fractional shares to be paid pursuant to Section 2.1(d) (the “Aggregate Merger Consideration”) (the Aggregate Merger Consideration, and any proceeds thereof being hereinafter referred to as the “Exchange Fund”).
     (b) The Exchange Agent shall invest the cash included in the Exchange Fund as directed in writing by Parent in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, and (iii) commercial paper obligations rated A-1 or P1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount that is equal to the deficiency required to fully satisfy such cash payment obligations.
     (c) Promptly, and in any event no later than three (3) Business Days, after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each Person who was a record holder of Company Shares immediately prior to the Effective Time, whose Company Shares were converted pursuant to Article I into the right to receive the Merger Consideration, (A) a form of letter of transmittal for use in effecting the surrender of Certificates in order to receive payment of the Merger Consideration (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Exchange Agent (or effective affidavits of loss in lieu thereof), and shall otherwise be in customary form and contain customary provisions), and (B) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8. Upon surrender to the Exchange Agent of a Certificate (or effective affidavit of loss in lieu thereof), together with a properly completed and executed letter of transmittal and any other required documents, the Exchange Agent shall promptly deliver to the holder of the Company Shares represented by the Certificate (or effective affidavit of loss in lieu thereof), or as otherwise directed in the letter of transmittal, the Merger Consideration in the form of shares of Parent Common Stock and cash and any dividends or other distributions to which such holder is entitled pursuant to Section 1.8, with regard to each Company Share represented by such Certificate, less any required withholding Taxes as specified in Section 2.2, and the Certificate shall be canceled. No interest shall be paid or accrued on the Merger Consideration, payable upon the surrender of Certificates. If delivery of the Merger Consideration is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of delivery that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of delivery to a Person other than the registered holder of the surrendered Certificate or establish to the reasonable satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. Subject to Section 1.9, after the Effective Time, a Certificate shall represent only the right to receive the Merger Consideration in respect of the Company Shares represented by such Certificate. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent in order to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II.
     (d) Notwithstanding anything in this Agreement to the contrary, no fraction of a share of Parent Common Stock will be issued in connection with the Merger, and, in lieu thereof, any Company stockholder who would otherwise have been entitled to a fraction of a share of Parent Common Stock, upon surrender of title to Company Shares for exchange, shall be paid upon such surrender (and after taking into account and aggregating Company Shares represented by all Certificates and Book-Entry Shares surrendered by such holder), cash (without interest) in an amount equal to the product obtained by multiplying (i) the fractional share interest to which such stockholder (after taking into account and aggregating all Company Shares represented by all Certificates and Book-Entry Shares) would otherwise be entitled by (ii) the Closing Date Market Price.
     (e) If a Certificate has been lost, stolen or destroyed, Parent and the Surviving Corporation will cause the Exchange Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.
     (f) At any time which is more than six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund that had been deposited with the Exchange Agent and has not been disbursed in accordance with this Article II (including interest and other income received by the Exchange Agent in respect of the funds made available to it), and after the Exchange Fund has been delivered to Parent, Persons entitled to payment in accordance with this Article II shall be entitled to look solely to Parent (subject to abandoned property, escheat or similar Laws) for payment of the Merger

Consideration upon surrender of the Certificates held by them, without any interest thereon. Any portion of the Exchange Fund deposited with the Exchange Agent remaining unclaimed by holders of Company Shares five (5) years after the Effective Time shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Exchange Agent will be liable to any Person entitled to payment under this Article II for any consideration which is delivered, in accordance with the terms of this Agreement, to Parent in accordance with the immediately preceding sentence or to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.
     (g) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Common Stock or shares of Class B Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Company Shares represented thereby.
     Section 2.2 Withholding Rights. Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Options, Company Compensatory Awards or Deferred Stock Awards such amounts as it is lawfully required to deduct and withhold with respect to the making of such payment under the Code or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares, Options, Company Compensatory Awards or Deferred Stock Awards, as the case may be, in respect of which such deduction and withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as (x) disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than statements in the Risk Factors sections contained in the Company SEC Documents or any statements included in any “forward-looking statements” disclaimer contained in the Company SEC Documents) or (y) set forth in the disclosure letter delivered by the Company to Parent on or prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III. For purposes of the representations and warranties of the Company contained herein, disclosure in any section of the Company Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by the Company to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Company Disclosure Schedule or other document delivered by the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company and its Subsidiaries has all requisite corporate, partnership or other similar powers and authorities and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to own, lease and operate their respective properties and to carry on their respective businesses as currently conducted (the “Company Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Constituent Documents of the Company and each of its Subsidiaries as currently in effect.
     Section 3.2 Corporate Authorization.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby subject, in the case of the Merger, to obtaining the affirmative vote of the stockholders of the Company representing a majority of the votes eligible to be cast by such holders approving the Merger and adopting this Agreement at a stockholders meeting duly called and held for such purpose (the “Requisite Stockholder Vote”). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to the Requisite Stockholder Vote, and to the effectiveness of the Certificate of Merger with the Secretary of State of the State of Delaware.
     (b) The Board of Directors of the Company, at a meeting duly called and held and at which a quorum of directors was present, has by resolutions duly adopted unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions to which it is a party contemplated hereby, upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to Section 6.3, to recommend approval of each of the matters constituting the Requisite Stockholder Vote by the stockholders of the Company (such recommendation, the “Company Board Recommendation”) and that such matters and recommendation be submitted for consideration at the Company Stockholders Meeting.
     (c) This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, the other parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (together, the “Bankruptcy and Equity Exception”). The Requisite Stockholder Vote is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement or approve the transactions to which the Company is a party contemplated hereby.
     Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (d) compliance with any applicable requirements of Nasdaq, (e) approvals or filings under all applicable state Laws regulating the business of insurance (collectively, “Insurance Laws”) as set forth in Section 3.3 of the Company Disclosure Schedule (the “Company Insurance Approvals”), (f) the Parent Insurance Approvals (assuming the accuracy and completeness of Section 4.3(e)), (g) those consents, approvals or filings as may be required as a result of the business or identity of Parent or any of its Affiliates (assuming the accuracy and completeness of Section 4.3(e)) and (h) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of the Company or any of its Subsidiaries, (b) assuming receipt of the Requisite Stockholder Vote and compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy and completeness of Section 4.3(e)), violate or conflict with any provision of any applicable Law, Order or Company Permit, (c) violate or conflict with or result in any breach or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled, or require consent by any Person under, any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan, or other agreement, obligation or instrument to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected and the performance of which involves, alone or together with a series of other related loans, credit agreements, notes, mortgages, indentures, leases, Company Benefit Plans, agreements, obligations or instruments, annual consideration in excess of $250,000 or (d) subject to the receipt of the Parent Insurance Approvals (and assuming the accuracy and completeness of Section 4.3(e)), result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 3.5 Capitalization.
     (a) The authorized capital stock of the Company consists of (i) thirty million (30,000,000) shares of Common Shares, par value $0.01 per share, (ii) two million (2,000,000) Class B Shares, par value $0.01 per share, and (iii) one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of June 19, 2009 (the “Company Capitalization Date”), (A) 14,779,417 Common Shares were issued and outstanding, (B) 1,333,884 Class B Shares were issued and outstanding and (C) no shares of Company Preferred Stock were issued and outstanding. As of the Company Capitalization Date, (1) Options to purchase an aggregate of 718,066 Common Shares (of which, Options to purchase an aggregate of 713,066 Common Shares were currently exercisable) were issued and outstanding, (2) Deferred Stock Awards in respect of an aggregate of 291,866 Common Shares were issued and outstanding and (3) 219,821 Common Shares were held by the Company in its treasury and 1,414,526 Common Shares were reserved for issuance upon the exercise of outstanding Options and Deferred Stock Awards. Except for issuances of 29,012 Class B Shares to Partner Agents and 1,000 shares of common stock of SUA Insurance Services, Inc. to the Company, from March 31, 2009 to the date hereof, the Company has not issued or permitted to be issued any Company Securities or Company Subsidiary Securities, other than pursuant to and as required by the terms of the Incentive Plans and, from March 31, 2009 to the date hereof, the Company has not issued any stock options or other awards under the Incentive Plans. All outstanding shares of capital stock of the Company have been, and all Common Shares that may be issued pursuant to any Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of Common Shares that have not yet been issued, will be) fully paid and nonassessable, and free and clear of preemptive or other similar rights, and were not (or, in the case of Common Shares that have not yet been issued, will not be) issued in violation of the Constituent Documents of the Company. No Subsidiary or controlled Affiliate of the Company owns any Company Shares.
     (b) Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no outstanding (i) shares of capital stock or voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock or voting securities of or ownership interests in the Company or (iii) options or other rights to acquire from the Company, or other obligations of the Company to issue or pay cash valued by reference to, any capital stock or other voting securities or ownership interests in or securities convertible into or exercisable or exchangeable for capital stock or voting securities or ownership interests in the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). As of the date of this Agreement, there are no binding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.
     (c) Since March 31, 2009 through the date of this Agreement, the Company has not declared, set aside, made or paid to the stockholders of the Company any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock.
     Section 3.6 Subsidiaries. Section 3.6 of the Company Disclosure Schedule lists, as of the date of this Agreement, each of the Company’s Subsidiaries and its jurisdiction of incorporation, formation or domicile. All of the outstanding capital stock of, or other voting securities or ownership interests in, each of the Company’s Subsidiaries is owned beneficially and of record by the Company, directly or indirectly, free and clear of any Lien and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, including preemptive or other similar rights (other than those restrictions under applicable Insurance Laws, the Securities Act and the Exchange Act). All outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of the Constituent Documents of such Subsidiary of the Company. There are no outstanding (a) shares of capital stock or voting securities of or ownership interests in any Subsidiary of the Company, (b) securities of the Company or any Subsidiary of the Company convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (c) options or other rights to acquire from the Company or any Subsidiary of the Company, or other obligation of the Company or any Subsidiary of the Company to issue or pay cash valued by reference to, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exercisable or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (a), (b) and (c) being referred to collectively as the “Company Subsidiary Securities”). As of the date of this Agreement, there are no binding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Each of the Subsidiaries of the Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. Each of the Subsidiaries of the Company is duly qualified, authorized or licensed to do business in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, authorization or licensing necessary, except to the extent that the failure to be so qualified, authorized or licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.7 Company SEC Filings, etc.
     (a) The Company has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2007 (together with any documents furnished during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Company SEC Documents”). Each of the Company SEC Documents, as

amended prior to the date of this Agreement, complied (and each Company SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Company SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) The Company maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) sufficient to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of the Company of the Company’s internal control over financial reporting, to its auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent true and complete copies of any such disclosure made by management to the Company’s independent auditors and the audit committee of the Board of Directors of the Company since January 1, 2007.
     (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.
     Section 3.8 Company Financial Statements. The consolidated financial statements (including all related notes thereto) of the Company included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).
     Section 3.9 Company SAP Statements. Since January 1, 2007, each of the Company Insurance Subsidiaries has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department (collectively, the “Company SAP Statements”), except for such failures to file or submit which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Parent, to the extent permitted by applicable Law, true and complete copies of all annual Company SAP Statements for each Company Insurance Subsidiary for the periods beginning January 1, 2007 and through the date hereof and the quarterly Company SAP Statements for each Company Insurance Subsidiary for the quarterly periods ended March 31, 2009 and, once duly and timely filed, June 30, 2009, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by the Company or any of its Subsidiaries on or after January 1, 2007 and through the date hereof. The Company SAP Statements were prepared in all material respects in conformity with SAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements fairly present, in all material respects, the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the statutory results of operations of such Company Insurance Subsidiaries for the respective periods then ended. No material deficiency has been asserted in writing with respect to the Company SAP Statements by the domiciliary state insurance department of such filing Company Insurance Subsidiary that has not been remedied. The annual statutory balance sheets and income statements included in the Company SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation, and the Company has delivered or made available to Parent true and complete copies of such audit opinions.
     Section 3.10 Information Supplied. The information supplied or to be supplied by the Company specifically for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Form S-4. The Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, in each case, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement/Prospectus.
     Section 3.11 Absence of Certain Changes or Events. Since December 31, 2008, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) the Company has not taken any action or failed to take any action that would have resulted in a breach of Sections 5.1(a), 5.1(b)(ii), 5.1(b)(iv), 5.1(b)(v), 5.1(b)(vi), 5.1(b)(viii), 5.1(b)(xi), 5.1(b)(xii), 5.1(b)(xiii), 5.1(b)(xvii), 5.1(b)(xviii) (other than with respect to underwriting, claims handling or loss control practices, guidelines or policies), or with respect to the forgoing sections, Section 5.1(b)(xx), had such sections been in effect since December 31, 2008.
     Section 3.12 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in the Company’s consolidated balance sheet as of March 31, 2009 included in the Company SEC Documents or in the notes thereto; (b) insurance claims or related litigation or arbitration arising in the ordinary course of business since March 31, 2009; (c) liabilities or obligations that were incurred since March 31, 2009 in the ordinary course of business; and (d) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.13 Compliance with Laws.
     (a) Since January 1, 2007, (i) the business and operations of the Company and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) the Company has complied with the applicable listing and corporate governance rules and regulations of Nasdaq except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     (b) All of the Company Permits of each Company Insurance Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Subsidiary of the Company is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Company Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     (c) There is no proceeding to which the Company or any Subsidiaries of the Company is subject before any Governmental Entity pending or threatened in writing regarding whether any of the Subsidiaries of the Company has violated any applicable Laws (including Insurance Laws), nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2007, each Company Insurance Subsidiary has filed all material reports required to be filed by it with its domiciliary state insurance department or such failure to file has been remedied. There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries to which the Company or any Company Insurance Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Insurance Subsidiary, that (i) limit in any material respect the ability of any of the Company Insurance Subsidiaries to issue insurance policies under the Company Permits, (ii) impose any requirements on the Company or any of the Company Insurance Subsidiaries in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable Insurance Laws, (iii) relate to the ability of any of the Company Insurance Subsidiaries to pay dividends or (iv) restrict in any material respect the conduct of business of the Company or any of the Company Insurance Subsidiaries.
     Section 3.14 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against or threatened in writing against the Company or any of its Subsidiaries or pending against or threatened in writing against any present or former officer, director or employee of the Company or any Subsidiary of the Company in connection with which the Company or any Subsidiary of the Company has an indemnification obligation, before any Governmental Entity (other than insurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. There is no Order outstanding against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     Section 3.15 Insurance Matters.
     (a) Except for immaterial facultative reinsurance placements, Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all ceded and assumed reinsurance or retrocession treaties, contracts and arrangements, including pooling arrangements (i) in force as of the date of this Agreement to which the Company or any of its Subsidiaries is a party, including any such treaty, contract or arrangement with any Affiliate of the Company and (ii) that have expired or terminated and under which any material liability, obligation or right continues in force as of the date hereof (the treaties, contracts or arrangements referred to in clauses (i) and (ii) collectively, the “Company Reinsurance Agreements”). Neither the Company nor any of its Subsidiaries has any liabilities or obligations under any Company Reinsurance Agreement that has expired or terminated, other than possible reinstatement premiums if the Company makes a claim under the Company Reinsurance Agreements set forth in Section 3.15 of the Company Disclosure Schedule. The Company Reinsurance Agreements are in full force and effect in accordance with their terms. Neither the Company nor any Subsidiary of the Company is in material default as to any material provision of any Company Reinsurance Agreement. Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any written notice to the effect that (i) the financial condition of any reinsurer party to any Company Reinsurance Agreement is materially impaired with the result that a default thereunder may reasonably be anticipated or (ii) there is a dispute with respect to any material amounts recoverable or payable by the Company or any of its Subsidiaries pursuant to any Company Reinsurance Agreement.
     (b) With respect to any Company Reinsurance Agreement for which any Company Insurance Subsidiary has taken credit for reinsurance ceded on its Company SAP Statement, (i) there is no written or oral agreement between any of the Company or any Subsidiary of the Company and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company Insurance Subsidiaries, (iii) from and after January 1, 2007, each of the Company Insurance Subsidiaries complies and has complied in all material respects with all of the requirements set forth in SSAP No. 62 and (iv) from and after January 1, 2007, each of the Company Insurance Subsidiaries has and has had appropriate controls in place to monitor the use of reinsurance and comply with the provisions of SSAP No. 62.
     (c) Prior to the date of this Agreement, the Company has made available to Parent a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, (i) with respect to any Company Insurance Subsidiary since January 1, 2007 and (ii) relating to, prepared pursuant to or prepared in connection with, any of the OneBeacon Arrangements, in each case, along with all material attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). Each Company Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein).
     (d) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, no material claim or material assessment is pending or threatened in writing against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
     (e) Since January 1, 2007, to the knowledge of the Company, (i) each Partner Agent, at the time such Partner Agent wrote, sold or produced business for or on behalf of the Company or any Subsidiary of the Company that requires a License, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Partner Agent wrote, sold or produced business and (ii) each of the Partner Agent Agreements and any other agency agreements and appointments between the Partner Agents and the Company and/or any Subsidiary of the Company is valid and binding and in full force and effect in accordance with its terms, except in the case of clause (i) or (ii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no Partner Agent has been since January 1, 2007, or is currently, in material violation (or with or without notice or lapse of time or both, would be in material violation) of any term or provision of any Law applicable to the writing, sale or production of insurance or other business for the Company or any Subsidiary of the Company. As of the date of this Agreement, no Partner Agent individually accounting for five percent (5%) or more of the total gross premiums of the insurance business of the Company and its Subsidiary for the year ended December 31, 2008 has indicated in writing to the Company or any Subsidiary of the Company that such Partner Agent will be unable or unwilling to continue its relationship as a Partner Agent with the Company or any Subsidiary of the Company within 12 months after the Closing. Since January 1, 2007, no Person other than a Partner Agent has acted as an insurance producer, reinsurance intermediary, agent, managing general agent, wholesaler, broker, solicitor, adjuster or customer representative for or on behalf of the Company or any of the Subsidiaries of the Company, in each case, with respect to writing, selling or producing insurance business.
     (f) All policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company or the Subsidiaries of the Company and any and all marketing materials, agents agreements, brokers agreements or managing general agents agreements are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by the Company or any Subsidiary of the Company which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved, the premiums charged conform thereto in all material respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto.
     (g) Prior to the date of this Agreement, the Company has made available to Parent (i) a true and complete copy of each OneBeacon Arrangement and (ii) true and complete copies of all material consents or approvals received from and all material filings made with any Governmental Entity in connection with the acquisition of Potomac Insurance Company of Illinois by the Company (the “Potomac Acquisition”) and the OneBeacon Arrangements. The Potomac Acquisition and each OneBeacon Arrangement complied, and is currently in compliance, with all requirements under applicable Laws and the Company received all required consents, approvals or non-disapprovals from, and made all required filings with, any Governmental Entity in connection with the Potomac Acquisition and the OneBeacon Arrangements. Except for the OneBeacon Arrangements, the Company has no risks, liabilities or obligations under any underwriting contract, insurance policy, endorsement, reinsurance contract, facultative contract or retrocession agreement, in each case, written or entered into prior to November 23, 2004.
     Section 3.16 Liabilities and Reserves. The reserves carried on the Company SAP Statements of each Subsidiary of the Company were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Subsidiary of the Company, were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied and were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements to the extent required under SAP; provided, that it is acknowledged and agreed by Parent and Merger Sub that the Company is not making any representation or warranty in this Section 3.16 as to the adequacy or sufficiency of reserves.
     Section 3.17 Title to Properties; Absence of Liens. Section 3.17 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased to or by the Company or any of its Subsidiaries providing for an annual rent of more than $100,000 (collectively, the “Leased Real Property”). The Company or one of its Subsidiaries has in all material respects a valid leasehold interest in all Leased Real Property, in each case as to such leasehold interest, free and clear of all material Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries owns any real property or any interests in real property.
     Section 3.18 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from FBR Capital Markets & Co., Inc. (“FBR”), dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Shares pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Shares (other than Parent and its Subsidiaries, except in the case of Company Shares held in investment portfolios of Parent or any of its Subsidiaries). The Company has been authorized by FBR to include such opinion in its entirety in the Proxy Statement/Prospectus.
     Section 3.19 Taxes.
     (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.
     (b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Company SEC Documents and on the Company SAP Statements.
     (c) The federal income Tax Returns of the Company and its Subsidiaries, through the Tax year ended December 31, 2004, have closed and no federal income Tax Return has been examined.
     (d) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any Tax, Tax Return or Tax Asset which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.
     (e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
     (f) The Company and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.
     (g) Neither the Company nor any of its Subsidiaries is liable for any Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.
     (h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Date, as a result of any change in method of accounting for a taxable period ending on or prior to the Effective Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law).
     (i) No Subsidiary of the Company is organized in a jurisdiction other than the United States.
     (j) Neither the Company nor any of its Subsidiaries has entered into any transaction that is a “listed transaction”, as defined in Treasury Regulation § 1.6011-4(b)(2).
     (k) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     (l) All Deferred Stock Awards are in respect of stock entitled to vote within the meaning of Section 368(c) of the Code.
     Section 3.20 Employee Benefit Plans and Related Matters; ERISA.
     (a) Section 3.20(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the Company Benefit Plans, including all Company Benefit Plans subject to ERISA or similar provisions of non-U.S. Law. With respect to each such Company Benefit Plan, the Company has made available to Parent a true and complete copy of such Company Benefit Plan, if written, or a description of the material terms of such Company Benefit Plan if not written, and to the extent applicable, (i) all trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination or opinion letter, and (v) all current summary plan descriptions.
     (b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS that the Company Benefit Plan is so qualified, or an advisory or opinion letter that the form of such plan document satisfies the requirements to be so qualified, and, to the knowledge of the Company, there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan has been administered and operated in all material respects in accordance with its terms and with applicable Law.
     (c) Neither the Company nor any of its Subsidiaries, nor any of their ERISA Affiliates contributes to, sponsors or maintains or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
     (d) There are no claims pending or threatened in writing with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not, individually or in the aggregate, be material.
     (e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any of its Subsidiaries has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.
     (f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required by Law.

     (g) Except as set forth in Section 3.20(g) of the Company Disclosure Schedule, the consummation of the transactions to which the Company is a party contemplated hereby, will not, either alone or in combination with another event, (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
     Section 3.21 Employees, Labor Matters.
     (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, and there are no labor unions or other organizations representing, purporting to represent or, to the knowledge of the Company, attempting to represent any employees of the Company or any of its Subsidiaries in their capacity as such.
     (b) Since January 1, 2007, there has not occurred or been threatened in writing any material strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any employees of the Company or any of its Subsidiaries. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or threatened in writing with respect to any employee of the Company or any of its Subsidiaries.
     Section 3.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries has received any written notice, demand, request for information, citation, summons or order, and no complaint has been filed, no penalty has been assessed, no liability has been incurred, and no investigation, action, written claim, suit or proceeding is pending or is threatened in writing by any Governmental Entity or other Person with respect to or arising out of any applicable Environmental Law and (b) to the knowledge of the Company, no “release” of a “hazardous substance” (as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.) has occurred at, on, above, under or from any properties that currently or formerly owned, leased, operated or used by the Company, any Subsidiary of the Company or any predecessors in interest that are reasonably likely to result in any cost, liability or obligation of the Company or any Subsidiary of the Company under any applicable Environmental Law.
     Section 3.23 Intellectual Property.
     (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each of its Subsidiaries owns or otherwise has a valid and enforceable license right to use Intellectual Property used in the respective businesses of the Company and each of its Subsidiaries as currently conducted and (ii) all patents and all registrations for trademarks, service marks and copyrights owned by the Company or its Subsidiaries are valid and subsisting.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no claims pending or threatened in writing by any Person alleging that the Company or its Subsidiaries or their respective businesses as conducted on the date of this Agreement infringes the Intellectual Property of any Person and (ii) to the knowledge of the Company, no Person is infringing the Intellectual Property owned by the Company or any of its Subsidiaries.
     (c) The Company and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are sufficient to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither the Company nor any of its Subsidiaries has notified customers or employees of any information security breach.
     Section 3.24 Material Contracts.
     (a) The Company has made available to Parent a true and complete copy of each Contract to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which the Company, any of its Subsidiaries or any of its respective properties or assets is bound as of the date of this Agreement, which: (i) is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) contains covenants of the Company or any of its Subsidiaries not to compete or engage in any line of business or compete with any Person in any geographic area; (iii) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority, equal or exclusive basis; (iv) pursuant to which the Company or any of its Subsidiaries has entered into a partnership or joint venture with any other Person (other than the Company or any of its Subsidiaries) that is material to the business of the Company and its Subsidiaries, taken as a whole; (v) provides for future payments that are conditioned on, in whole or in part, or that cause an event of default as a result of, a change of control or similar event; (vi) is a Company Reinsurance Agreement; (vii) is a Partner Agent Agreement; (viii) is a OneBeacon Arrangement; (ix) relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Company or any of its Subsidiaries in excess of one hundred thousand dollars ($100,000); (x) evidences any guarantee of obligations of any Person other than a wholly-owned Subsidiary of the Company; or (xi) would prevent or materially delay the consummation or otherwise reduce the contemplated benefits of any of the transactions contemplated by this Agreement. Each instrument of the type described in clauses (i) through (xi) of this Section 3.24 is referred to herein as a “Material Contract”.
     (b) Each Material Contract is (assuming due power and authority of, and due execution and delivery by the parties thereto other than the Company or any of its Subsidiaries) a valid and binding obligation of the Company or its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception, except (i) to the extent it has previously expired or terminated in accordance with their terms and (ii) for any failures to be valid and binding which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Material Contract is in breach of or in default under any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any party thereto, except for such breaches and defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 3.25 Brokers and Finders’ Fees. Except for FBR, the fees and expenses of which will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions to which the Company is a party contemplated hereby.
     Section 3.26 Takeover Laws. No “fair price,” “moratorium,” “control share acquisition”, “interested stockholder” or other anti-takeover statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby by reason of the Company being a party to this Agreement, performing its obligations hereunder and consummating the Merger and the other transactions contemplated hereby.
     Section 3.27 Rating. As of the date hereof, A.M. Best Company has not threatened in writing to lower or place under surveillance any rating presently assigned to the Company or any of its Subsidiaries.
     Section 3.28 Affiliate Transactions. There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any directors, officers or stockholders of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
     Section 3.29 No Other Representations and Warranties; Disclaimer.
     (a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or operations, or (ii) any oral or written information presented to Parent,

Merger Sub, or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
     (b) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Except as (x) disclosed in the Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (other than statements in the Risk Factors sections contained in the Parent SEC Documents or any statements included in any “forward-looking statements” disclaimer contained in the Parent SEC Documents) or (y) set forth in the disclosure letter delivered by Parent to the Company on or prior to the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as set forth in this Article IV. For purposes of the representations and warranties of Parent and Merger Sub contained herein, disclosure in any section of the Parent Disclosure Schedule of any facts or circumstances shall be deemed to be disclosure of such facts or circumstances with respect to all representations or warranties by Parent and Merger Sub to which the relevance of such disclosure to the applicable representation and warranty is reasonably apparent on the face thereof. The inclusion of any information in the Parent Disclosure Schedule or other document delivered by Parent or Merger Sub pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.
     Section 4.1 Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of Parent and its Subsidiaries has all requisite corporate, partnership or other similar powers and authorities and all governmental licenses, authorizations, permits, certificates, registrations, consents, franchises, variances, exemptions, orders and approvals required to own, lease and operate their respective properties and to carry on their respective businesses as currently conducted (the “Parent Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Constituent Documents of Parent and Merger Sub as currently in effect.
     Section 4.2 Corporate Authorization.
     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions to which it is a party contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby have been duly authorized and approved by all necessary corporate or other similar action on the part of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions to which it is a party contemplated hereby, except that consummation of the Merger is subject to the effectiveness of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
     (b) The respective Boards of Directors of Parent and Merger Sub, each at a meeting duly called and held and at which a quorum of directors was present, have by resolutions duly adopted unanimously (i) determined that this Agreement and the Merger are in the best interests of Parent and Merger Sub, respectively, and declared the Merger to be advisable, (ii) approved and adopted this Agreement and the plan of merger herein providing for the Merger, upon the terms and subject to the conditions set forth herein and (iii) approved the execution, delivery and performance by Parent or Merger Sub, as the case may be, of this Agreement and the consummation of the transactions to which Parent or Merger Sub, as the case may be, is a party contemplated hereby, upon the terms and subject to the conditions set forth herein.
     (c) Parent, as the sole stockholder of Merger Sub as of the date of this Agreement, has adopted this Agreement. No other vote of the holders of any class or series of capital stock of Parent or Merger Sub is required by Law, the Constituent Documents of Parent or Merger Sub or otherwise for Parent and Merger Sub to issue the shares of Parent Common Stock representing the Merger Consideration or to otherwise consummate the transactions to which they are a party contemplated hereby.
     Section 4.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby require at or prior to the Closing no consent or approval by, or filing with, any Governmental Entity, other than (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable federal or state securities Laws or “blue sky” Laws, (d) compliance with any applicable requirements of Nasdaq, (e) approvals or filings under Insurance Laws as set forth in Section 4.3 of the Parent Disclosure Schedule (the “Parent Insurance Approvals” and, with the Company Insurance Approvals, the “Transaction Approvals”), (f) the Company Insurance Approvals (assuming the accuracy and completeness of Section 3.3(e)), (g) those consents, approvals or filings as may be required as a result of the business or identity of the Company or any of its Affiliates (assuming the accuracy and completeness of Section 3.3(e)) and (h) any other consents, approvals or filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 4.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by each of Parent and Merger Sub of the transactions to which it is a party contemplated hereby will not, (a) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.3 and Section 4.3 (and assuming the accuracy and completeness of Section 3.3(e)), violate or conflict with any provision of any applicable Law, Order or Parent Permit, (c) violate or conflict with or result in any breach or constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled, or require consent by any Person under, any contracts which are “material contracts” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC or (d) subject to the receipt of the Company Insurance Approvals (and assuming the accuracy and completeness of Section 3.3(e)), result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except in the case of clause (b), (c) or (d), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     Section 4.5 Capitalization; Interim Operations of Merger Sub.
     (a) The authorized capital stock of Parent consists of one hundred million (100,000,000) shares of common stock, $0.01 par value per share (“Parent Common Stock”) and two million (2,000,000) shares of Series A Perpetual Preferred Stock. As of the close of business on June 16, 2009, 40,484,732 shares of Parent Common Stock were issued and outstanding (including shares held in treasury), of which 495,966 were shares of Parent Common Stock subject to vesting or other restrictions and 1,255,066 shares of Parent Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options or other equity related awards (such stock option and restricted share plans and programs, collectively, the “Parent Incentive Plans”), and 73,858 shares of Parent Common Stock were held by Parent in its treasury or by its Subsidiaries. From March 31, 2009 to the date hereof, Parent has not issued or permitted to be issued any shares of capital stock or Parent Securities, other than pursuant to and as required by the terms of the Parent Incentive Plans and, from March 31, 2009 to the date hereof, Parent has not issued any stock options or other awards under the Parent Incentive Plans. All outstanding shares of capital stock of Parent have been, and all shares of Parent Common

Stock to be issued in connection with the Merger and the other transactions contemplated by this Agreement, will be, when so issued, validly issued and outstanding, fully paid, nonassessable and free and clear of preemptive or other similar rights, and were not (or, in the case of Parent Common Stock to be issued in the Merger, will not be) issued in violation of the Constituent Documents of Parent.
     (b) Except as set forth in Section 4.5(a), as of June 16, 2009, there are no outstanding (i) shares of capital stock or voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock or voting securities of or ownership interests in Parent or (iii) options or other rights to acquire from Parent, or other obligations of Parent to issue or pay cash valued by reference to, any capital stock or other voting securities or ownership interests in or securities convertible into or exercisable or exchangeable for capital stock or voting securities or ownership interests in Parent (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Parent Securities”). As of the date of this Agreement, there are no binding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.
     (c) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and all of which are owned beneficially and of record by Parent. All of the issued and outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable and free and clear of preemptive or other similar rights, and were not issued in violation of the Constituent Documents of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.
     Section 4.6 Parent SEC Filings, etc.
     (a) Parent has timely filed all reports, schedules, forms, registration statements and other documents required to be filed by Parent with the SEC since January 1, 2007 (together with any documents furnished during such period by Parent to the SEC on a voluntary basis on Current Reports on Form 8-K and any reports, schedules, forms, registration statements and other documents filed with the SEC subsequent to the date hereof, collectively, the “Parent SEC Documents”). Each of the Parent SEC Documents, as amended prior to the date of this Agreement, complied (and each Parent SEC Document filed subsequent to the date hereof will comply) in all material respects with, to the extent in effect at the time of filing or furnishing, the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed or furnished or, if amended prior to the date of this Agreement, as of the date of such amendment, contained, or with respect to Parent SEC Documents filed subsequent to the date hereof, will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) Parent maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent (i) maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) sufficient to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure and (ii) has disclosed, based upon the most recent (prior to the date of this Agreement) evaluation by the chief executive officer and chief financial officer of Parent of the Parent’s internal control over financial reporting, to its auditors and the audit committee of the Board of Directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of the Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting. Parent has made available to Company true and complete copies of any such disclosure made by management to Parent’s independent auditors and the audit committee of the Board of Directors of Parent since January 1, 2007.
     (c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.
     Section 4.7 Parent Financial Statements. The consolidated financial statements (including all related notes thereto) of Parent included in the Parent SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, the changes in stockholder’s equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP during the periods involved (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto).
     Section 4.8 Information Supplied. The information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Form S-4 shall not, at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Form S-4. The information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting shall not, on the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that, no representation or warranty is made by Parent or Merger Sub with respect to statements made therein based on information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement/Prospectus.
     Section 4.9 Absence of Certain Changes or Events. Since December 31, 2008, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any event, change, circumstance or effect that has had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and (iii) Parent has not taken any action or failed to take any action that would have resulted in a breach of Section 5.2, except for Sections 5.2(c) or (d), had such section been in effect since December 31, 2008.
     Section 4.10 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any nature, whether accrued, contingent, absolute, determined, determinable or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries other than: (a) liabilities or obligations reflected or reserved against in Parent’s consolidated balance sheet as of March 31, 2009 included in the Parent SEC Documents or in the notes thereto; (b) insurance claims or related litigation or arbitration arising in the ordinary course of business since March 31, 2009; (c) liabilities or obligations that were incurred since March 31, 2009 in the ordinary course of business; and (d) liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     Section 4.11 Compliance with Laws.
     (a) Since January 1, 2007, (i) the business and operations of Parent and its Subsidiaries have been conducted in compliance with all applicable Laws (including Insurance Laws) and (ii) Parent has complied with the applicable listing and corporate governance rules and regulations of Nasdaq except, in each case, where the failure to so conduct such business and operations or comply with such rules and regulations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     (b) All of the Parent Permits of each Parent Insurance Subsidiary conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which Parent or any Subsidiary of the Parent is subject before a Governmental Entity that is pending or threatened in writing that would reasonably be expected to result in the revocation, failure to renew or suspension of, or placement of a restriction on, any such Parent Permits, except where the failure to be in full force and effect in accordance with their terms, revocation, failure to renew, suspension or restriction would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
     (c) There is no proceeding to which Parent or any Subsidiary of the Parent is subject before any Governmental Entity pending or, threatened in writing regarding whether any of the Subsidiaries of the Parent has violated any applicable Laws (including Insurance Laws) nor, any investigation by any Governmental Entity pending or threatened in writing with respect to possible violations of any applicable Laws, except for proceedings or investigations relating to violations or possible violations which would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent or materially delay the consummation of the transactions contemplated by this Agreement. Since January 1, 2007, each Parent Insurance Subsidiary has filed all material reports required to be filed by it with its domiciliary state insurance department or such failure to file has been remedied. There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Parent Insurance Subsidiaries to which Parent or any Parent Insurance Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to Parent or any Parent Insurance Subsidiary, that (i) limit in any material respect the ability of any of the Parent Insurance Subsidiaries to issue insurance policies under the Parent Permits, (ii) impose any requirements on Parent or any of the Parent Insurance Subsidiaries in respect of risk-based capital requirements that materially increase or modify the risk-based capital requirements imposed under applicable Insurance Laws, (iii) relate to the ability of any of the Parent Insurance Subsidiaries to pay dividends or (iv) restrict in any material respect the conduct of business of Parent or any of the Parent Insurance Subsidiaries.
     Section 4.12 Litigation. There is no action, suit, investigation, claim, complaint, demand, summons, cease and desist letter, subpoena, injunction, notice of violation or other proceeding pending against, or threatened in writing against Parent or any of its Subsidiaries, or pending against or threatened in writing against any present or former officer, director or employee of Parent or any Subsidiary of Parent in connection with which Parent or any Subsidiary of Parent has an indemnification obligation, before any Governmental Entity (other than insurance claims litigation or arbitration arising in the ordinary course of business), which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby. As of the date of this Agreement, there is no Order outstanding against Parent or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
     Section 4.13 Taxes.
     (a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been duly filed when due

(including extensions) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects.
     (b) Parent and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established in accordance with the applicable accounting standard an adequate accrual for all material Taxes on the most recent financial statements contained in the Parent SEC Documents.
     (c) The federal income Tax Returns of Parent and its Subsidiaries, through the Tax year ended December 31, 2004, have closed and no federal income Tax Return through such year has been examined.
     (d) There is no claim, audit, action, suit, request for written ruling, proceeding or investigation pending or threatened in writing against or with respect to Parent or any of its Subsidiaries in respect of any Tax, Tax Return or Tax Asset which (except in the case of a request for a written ruling) if determined adversely would, individually or in the aggregate, be expected to result in a material Tax deficiency.
     (e) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
     (f) Parent and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under applicable Law.
     (g) Neither Parent nor any of its Subsidiaries is liable for any Taxes of any Person (other than Parent and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify such Person.
     (h) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Date, as a result of any change in method of accounting for a taxable period ending on or prior to the Effective Date under Section 481 of the Code (or any corresponding provision of state, local or foreign Law).
     (i) Except as set forth in Section 4.13(i) of the Parent Disclosure Schedule, no Subsidiary of Parent is organized in a jurisdiction other than the United States.

     (j) Neither Parent nor any of its Subsidiaries has entered into any transaction that is a “listed transaction”, as defined in Treasury Regulation § 1.6011-4(b)(2).
     (k) As of the date of this Agreement, neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance pertaining to Parent or any of its Subsidiaries that is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
     Section 4.14 Brokers and Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions to which Parent or Merger Sub is a party contemplated hereby.
     Section 4.15 Interested Stockholder. At the time immediately preceding the date of this Agreement, neither Parent, Merger Sub nor any of their respective Affiliates is, with respect to the Company, an “interested stockholder,” as such term is defined in Section 203 of the DGCL.
     Section 4.16 No Other Representations and Warranties; Disclaimer.
     (a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (ii) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
     (b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their respective Affiliates or Representatives.

ARTICLE V
CONDUCT OF BUSINESS
     Section 5.1 Conduct of Business by the Company.
     (a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise expressly contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with customers, third party payors, including Governmental Entities, and others with which it has material business dealings (including Partner Agents).
     (b) In addition to and without limiting the generality of the foregoing, from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.1 of the Company Disclosure Schedule or (z) as otherwise expressly contemplated, required or permitted by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
     (i) amend or propose or agree to amend, in any material respect, any of its Constituent Documents;
     (ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company, (B) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock or (C) repurchase, redeem or otherwise acquire any Company Security or Company Subsidiary Security, except (1) for repurchases of Company Shares in an aggregate amount not to exceed the amount set forth in Section 5.1(b)(ii) of the Company Disclosure Schedule or (2) for repurchases of Company Shares in connection with the exercise of Options or in connection with the vesting or settlement of other equity and equity-linked awards outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement, in each case, as required by the terms of the relevant Incentive Plan (for purposes hereof, an exchange of Class B Shares for Common Shares in accordance with the applicable Securities Purchase Agreement between a Partner Agent and the Company shall not be considered a repurchase, redemption or acquisition of Company Securities);

     (iii) issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber, any Company Securities or Company Subsidiary Securities or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for (A) the issuance of Company Shares as required pursuant to Contracts in effect prior to the execution and delivery of this Agreement and made available to Parent, (B) the issuance of Company Shares, as required by the terms of the relevant Incentive Plan, in connection with the exercise of Options or the vesting or settlement of other equity or equity-linked awards outstanding as of the date of this Agreement, (C) issuances by a wholly owned Subsidiary of the Company of capital stock to the Company or another wholly owned Subsidiary of the Company, or (D) exchanges of Common Shares for Class B Shares in accordance with the applicable Securities Purchase Agreement between a Partner Agent and the Company;
     (iv) merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for (A) acquisitions of inventory, equipment and software in the ordinary course of business or (B) investment portfolio transactions in accordance with the Company’s or any of its Subsidiaries’ investment guidelines;
     (v) sell, lease, license, subject to a material Lien, except for a Permitted Lien, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its Subsidiaries (including capital stock or other equity interests of any Subsidiary) except (A) pursuant to Contracts in effect prior to the execution and delivery of this Agreement, true and correct copies of which have been made available to Parent prior to the date hereof, and ordinary course renewals thereof, (B) investment portfolio transactions in accordance with the Company’s or any of its Subsidiaries’ investment guidelines or (C) sales, leases or licenses of inventory, equipment, software and other assets in the ordinary course of business;
     (vi) (A) make any loans, advances or capital contributions to any other Person, except (1) by the Company or any of its Subsidiaries to or in the Company or any of its Subsidiaries and (2) for investment portfolio transactions in accordance with the Company’s or any of its Subsidiaries’ investment guidelines in effect on the date hereof; (B) create, incur, guarantee or assume any indebtedness, except for (1) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (2) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness on materially no less favorable terms, (3) guarantees by the Company on materially no less favorable terms to replace or renew any existing guarantee of existing indebtedness for borrowed money of Subsidiaries of the Company or (4) indebtedness for borrowed money incurred pursuant to agreements in effect prior to the execution and delivery of this Agreement and set forth in Section 5.1(b)(vi) of the Company Disclosure Schedule; (C) make or commit to make any capital expenditure other than capital expenditures set forth in the Company’s capital budget for fiscal 2009 previously made available to Parent; or (D) cancel any debts of any Person to the Company or any Subsidiary of the Company or waive any claims or rights of material value, except for cancellations or waivers in the ordinary course of business;
     (vii) except as required by Contracts in effect prior to the execution and delivery of this Agreement, true and correct copies of which have been made available to Parent prior to the date hereof, or Company Benefit Plans, (A) increase the compensation or other benefits payable or provided to the Company’s directors or to employees at or above the Vice President level; (B) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s employees below the Vice President level (the ordinary course including, for this purpose, the employee salary and short- and long-term incentive compensation review process and related adjustments substantially as conducted each year), provided that the Company may make cash incentive grants to new hires in a value substantially equivalent to the value of equity awards historically granted to new hires in the ordinary course of business; (C) enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) for an agreement, other than a change of control agreement, with an employee below the Vice President level who has been hired to replace a similarly situated employee who is a party to an existing employment agreement (such new agreement to contain substantially similar terms to the existing agreement), (2) for renewals or replacements of existing employment agreements with current employees upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement, or (3) separation agreements entered into with employees in the ordinary course of business consistent with past practice in connection with terminations of employment; provided, that the Company shall not enter into any separation agreement or arrangement without obtaining a general release of claims from the applicable employee); or (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into or amend any Company Benefit Plan for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as would not result in a material increase in cost to the Company or as is required (x) to comply with Section 409A of the Code or (y) by the terms of such agreement, plan, trust, fund, policy or arrangement;
     (viii) (A) settle or compromise any material claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the consolidated balance sheet of the Company as reflected in the most recent applicable Company SEC Document plus any applicable third party insurance proceeds, except (1) as required by any Contract in effect prior to the execution and delivery of this Agreement, true and correct copies of which have been made available to Parent prior to the date hereof, (2) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business, or (3) for any settlements or compromises involving total aggregate payments not in excess of the amount set forth in Section 5.1(b)(viii) of the Company Disclosure Schedule, it being understood that this subsection (3) shall be in addition to and not in limitation of subsections (1) and (2) above, or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the Effective Time;

     (ix) (A) modify or amend in any materially adverse respect or terminate any Material Contract, (B) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Subsidiary of the Company or (C) enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;
     (x) effect or permit a “plant closing” or “mass layoff” as those terms are defined in Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”) without complying with the notice requirements and all other provisions of WARN;
     (xi) except as required by applicable Law or changes in GAAP or SAP, materially change any of its accounting policies (whether for financial accounting or Tax purposes);
     (xii) except in the ordinary course of business and in a manner consistent with past practice (A) make or rescind any Tax election, (B) settle or compromise any claim related to Taxes, (C) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes or (D) amend any Tax Return;
     (xiii) (A) make a request for a written ruling of a Taxing Authority relating to Taxes or (B) change any of its methods of reporting income or deductions (including changes in methods of accounting) for federal income Tax purposes from those employed in the preparation of its federal income Tax Returns for the taxable year ended December 31, 2007 other than any change that may be required under the Code and the Treasury Regulations promulgated thereunder;
     (xiv) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
     (xv) enter into or renew or extend any agreements or arrangements that materially limit or otherwise restrict the Company or any Subsidiary of the Company or any of their respective Affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area;
     (xvi) terminate, cancel, amend or modify any insurance policies maintained by it covering the Company or any of its Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
     (xvii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;
     (xviii) alter or amend in any material respect any existing reinsurance, underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies (including compliance policies) or any material assumption underlying an actuarial practice or policy, in each case except as may be required by applicable Law, GAAP or SAP;
     (xix) take any action that would reasonably be expected to (A) result in any condition to the Merger set forth in Article VII not being satisfied or (B) prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by this Agreement; or
     (xx) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
     Section 5.2 Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity, (y) as set forth in Section 5.2 of the Parent Disclosure Schedule or (z) as otherwise expressly contemplated, required or permitted by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
     (a) (A) amend or propose or agree to amend any of its Constituent Documents in such a manner that would cause holders of Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than holders of Parent Common Stock or (B) declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that a wholly owned Subsidiary may declare and pay a dividend to its parent and Parent may declare and pay regular quarterly dividends in the ordinary course of business);
     (b) take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
     (c) adopt a plan of complete or partial liquidation or dissolution with respect to Parent or resolutions providing for or authorizing such a liquidation or dissolution;
     (d) take any action that would reasonably be expected to (A) result in any condition to the Merger set forth in Article VII not being satisfied or (B) prevent, materially delay or materially impede the consummation of the Merger or any other transactions contemplated by this Agreement; or
     (e) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.
ARTICLE VI
ADDITIONAL AGREEMENTS
     Section 6.1 Preparation of the Proxy Statement/Prospectus and Form S-4.
     (a) As promptly as reasonably practicable after the execution and delivery of this Agreement, but in any event within forty (40) days hereof, (i) the Company shall prepare,

together with Parent, and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting and (ii) Parent shall prepare, together with the Company, and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, in each case, as promptly as reasonably practicable, and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall furnish to the Company all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and mailing of the Proxy Statement/Prospectus and the Company shall furnish to Parent all information as may be reasonably requested by Parent in connection with any such action and the preparation and filing of the Form S-4. Subject to applicable Law, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement/Prospectus or that the Company may commence mailing the Proxy Statement/Prospectus, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company. No filing of, or amendment or supplement to, the Proxy Statement/Prospectus or the Form S-4, as applicable, shall be made by the Company or Parent, as applicable, and no response to any comments of the SEC or its staff with respect thereto shall be submitted by the Company or Parent, as applicable, without providing the other party a reasonable opportunity to review and comment thereon and giving due consideration to inclusion in the Proxy Statement/Prospectus or Form S-4, as applicable, or any such response comments reasonably proposed by either party. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement/Prospectus or Form S-4, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, mailed to the stockholders of the Company. Both parties shall notify the other party promptly of the receipt of notice of the time when the Form S-4 shall become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any comments from the SEC or the staff of the SEC with respect to the Proxy Statement/Prospectus or the Form S-4, as applicable, and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or Form S-4, as applicable, or for additional information. The Company or Parent, as applicable, shall respond promptly to any comments or requests from the SEC or the staff of the SEC and shall supply the other party with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus or the Form S-4.
     (b) None of the information supplied or to be supplied by the Company or Parent for inclusion or incorporation by reference into (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting to be held in connection with the Merger, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, in each case of (i) and (ii), neither party shall be responsible or liable for any statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference therein.
     (c) Each of the Company and Parent shall cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement/Prospectus or Form S-4. Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.
     (d) Each party will take any action required to be taken under any applicable state or foreign securities Laws in connection with the Merger or, in the case of Parent, the issuance of Parent Common Stock in the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
     Section 6.2 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement/Prospectus or that the Company may commence mailing the Proxy Statement/Prospectus, but in any event within forty-five (45) days thereof, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall (a) unless this Agreement is validly terminated pursuant to Article VIII, duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Requisite Stockholder Vote and such other matters as the Board of Directors of the Company may decide (the “Company Stockholders Meeting”) and use reasonable best efforts to solicit and secure the Requisite Stockholder Vote in accordance with applicable legal requirements; provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus or the Form S-4 required to be provided to the stockholders of the Company is so provided, (ii) if as of the time at which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iii) for the purpose of soliciting additional proxies, if proxies granted by the time of the Company Stockholders Meeting are insufficient to obtain the Requisite Stockholder Vote; provided, that the Company shall reconvene or reschedule the Company Stockholders Meeting as soon as practicable after such adjournment or postponement; and (b) subject to Section 6.3(d), include in the Proxy Statement/Prospectus the Company Board Recommendation.
     Section 6.3 No Solicitation.
     (a) The Company agrees that it shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal. Except as permitted by Section 6.3(b), the Company shall not, and shall cause each of its Subsidiaries, directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly facilitate, any Takeover Proposal or the making or consummation thereof or (ii) enter into, continue or otherwise participate in any discussions (except, in response to an inquiry from such Person, to notify such Person of the existence of the provisions of this Section 6.3) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Takeover Proposal. Except in connection with a Superior Proposal and after complying with the provisions of Section 6.3(d) and Section 6.3(e), including Section 6.3(d)(ii), the Company agrees that it shall not, and shall cause its Subsidiaries, directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, terminate, amend, modify, waive or fail to enforce any provision of any “standstill” or similar obligation of any Person with respect to any Takeover Proposal. The Company agrees that any material violations of the restrictions set forth in this Section 6.3(a) by any Representative of the Company shall be deemed to be a breach by the Company.
     (b) Notwithstanding the provisions of the second sentence of Section 6.3(a), at any time prior to obtaining the Requisite Stockholder Vote, in response to an unsolicited, bona fide, written Takeover Proposal received after the execution and delivery of this Agreement which did not arise as a result of a breach of the Company’s obligations under Section 6.3(a), (A) the Company and its Representatives may contact such Person making such Takeover Proposal (and its representatives) solely to clarify the terms and conditions thereof and (B) if the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel) that the failure to take such actions would, or would reasonably be expected to, be inconsistent with its fiduciary duties under applicable Law, the Company and its Representatives may (1) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives), provided that (A) prior to so furnishing such information the Company has entered into a confidentiality agreement with such Person containing standstill provisions no less restrictive to such Person than the standstill provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective Representatives and otherwise on terms not less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates and their respective Representatives and (B) all such information has previously been provided or made available to Parent or its Representatives or is provided or made available to Parent or its Representatives prior to or substantially concurrent with the time it is provided to such Person; and (2) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

     (c) Except as permitted by Section 6.3(d), none of the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation, including by amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, (ii) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal (any action described in these clauses (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”), or (iv) allow the Company or any of its Subsidiaries to execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.3(b)) providing for, with respect to, or in connection with, any Takeover Proposal; provided, however, that (A) the delivery by the Company, the Board of Directors of the Company or any committee thereof of any notice specified in Section 6.3(e) shall not be deemed to be or constitute a Recommendation Withdrawal and (B) the provision of factual information by the Company to its stockholders shall not be deemed to be or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Company Board Recommendation.
     (d) Notwithstanding the provisions of Section 6.3(c), at any time prior to obtaining the Requisite Stockholder Vote, and subject in each case to the prior compliance with Section 6.3(e), (i) the Board of Directors of the Company and/or any authorized committee thereof may make a Recommendation Withdrawal if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or (ii) without limiting the effect of the Section 6.3(c) proviso and Section 6.3(d)(i) and the rights provided for thereunder, in response to an unsolicited, bona fide, written Takeover Proposal which did not arise as a result of a breach of the Company’s obligations under Section 6.3(a) and that the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, the Company may terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii) and, concurrently with such termination, may enter into a definitive agreement with respect to such Superior Proposal; provided, that Parent shall have the option, exercisable within four (4) Business Days following the notice referred to in Section 6.3(e)(ii)(A), to cause this Agreement and the plan of merger contained herein to be submitted for the Requisite Stockholder Vote and, if Parent exercises this option, then the Board of Directors of the Company shall promptly give notice of, convene and hold the Company Stockholders Meeting and the Company shall not be entitled to terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii) or to enter into a definitive agreement with respect to such Superior Proposal prior to any termination of this Agreement in accordance with its terms and provided, further, that the Company shall not terminate this Agreement pursuant to Section 8.1(d)(ii) and this Section 6.3(d)(ii), and any such purported termination shall be void and of no force or effect, unless the Company pays to Parent the fee and expenses payable pursuant to Section 8.3(e) prior to or concurrently with such termination. For the avoidance of doubt, Parent’s exercise or failure to exercise its option to force the Company Stockholders Meeting to be convened and held shall in no way affect Parent’s rights to terminate this Agreement or to the Termination Fee or the Transaction Expenses.

     (e) Notwithstanding anything to the contrary contained in this Agreement, neither the Board of Directors of the Company nor any authorized committee thereof may make a Recommendation Withdrawal or terminate this Agreement pursuant to Section 8.1(d)(ii) and Section 6.3(d)(ii), unless (i) if such Recommendation Withdrawal is not being made as a result of a Superior Proposal, the Company shall have provided to Parent four (4) Business Days prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor or (ii) if such Recommendation Withdrawal or termination is being made as a result of a Superior Proposal, (A) the Company shall have provided to Parent four (4) Business Days prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, as well as the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal and copies of all documents or correspondence evidencing such Superior Proposal), (B) during such four (4) Business Day period, if requested by Parent, the Company shall have, and shall have caused its Subsidiaries, directors, officers and employees to have, and shall have used its reasonable best efforts to cause its other Representatives to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and (C) at the end of such four (4) Business Day period such Takeover Proposal continues to constitute (in the good faith judgment of the Board of Directors) a Superior Proposal after taking into account any such amendments that Parent shall have agreed to make prior to the end of such four (4) Business Day period. The parties understand and agree that to comply with this Section 6.3(e) any material revisions to the terms of such Superior Proposal shall require the Company to deliver to Parent a new notice and to continue negotiations during a new negotiation period, as contemplated by subclauses (A), (B) and (C) of this Section 6.3(e) above.
     (f) In addition to the obligations of the Company set forth in the other provisions of this Section 6.3, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) (i) advise Parent orally and in writing of (A) any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any material changes thereto) and the identity of the Person making the Takeover Proposal and (B) any request for non-public information relating to the Company or any Subsidiary of the Company other than requests for information not reasonably expected to be related to a Takeover Proposal and (ii) provide to Parent copies of all documents or correspondence evidencing such Takeover Proposal or request. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis of the status of any such Takeover Proposal (including any material change to the terms thereof) or request.
     (g) Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law or (iii) informing any Person, in response to an unsolicited inquiry from such Person, of the existence of the provisions contained in this Section 6.3; provided that (A) nothing in Section 6.3(g)(ii) shall limit the Company’s or its Board of Directors’ or authorized committee’s obligation to comply with Section 6.3(c), Section 6.3(d) and 6.3(e) with respect to a Recommendation Withdrawal or a Superior Proposal, and (B) any disclosure made pursuant to Item 1012(a) of Regulation M-A, Rule 14d-9 or Rule 14e-2(a) shall be deemed to be a Recommendation Withdrawal, unless the response of the Company’s Board of Directors or an authorized committee thereof (x) is one of a rejection, (y) an “expression of no opinion” or (z) a statement that it is unable to take a position and in the case of subclauses (y) and (z), concurrently therewith, expressly reaffirms the Company Board Recommendation to the Company’s stockholders, in any event, it being understood that a “stop, look and listen” communication (or any similar communication) to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act shall not be deemed to be or constitute a Recommendation Withdrawal.
     (h) For purposes of this Agreement:
     “Takeover Proposal” means any proposal or offer relating to (i) any direct or indirect purchase or other acquisition, in one transaction or a series of related transactions, by any Person or group (other than Parent or any of its Subsidiaries) of shares of voting or equity securities of the Company representing more than twenty percent (20%) of the voting securities or such class of equity securities, respectively, of the Company outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or group that, if consummated in accordance with its terms, would result in such Person or group beneficially owning more than twenty percent (20%) of such voting securities or class of equity securities, as the case may be, of the Company outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition, in one transaction or a series of related transactions, by any Person of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute more than twenty percent (20%) of the assets (measured by the fair market value thereof) or account for more than twenty percent (20%) of the net income of the Company and its Subsidiaries, taken as a whole; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (other than Parent or any of its Subsidiaries) would hold shares of voting or equity securities of the Company representing more than twenty percent (20%) of the voting securities or such class of equity securities, respectively, of the Company or of any resulting parent company of the Company outstanding after giving effect to the consummation of such transaction.
     “Superior Proposal” means a bona fide, unsolicited Takeover Proposal (with all references to (i) “more than twenty percent (20%)” when referring to the voting securities or equity securities of the Company (or of any resulting parent company of the Company) in the definition of “Takeover Proposal” being deemed to be a reference to “more than seventy-five percent (75%),” and (ii) “more than twenty percent (20%)” when referring to the assets or the net income of the Company and its Subsidiaries in the definition of Takeover Proposal being deemed to be references to “all or substantially all”) made in writing that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account the legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the Person making the Takeover Proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (including any written offer by Parent capable of acceptance by the Company to amend this Agreement in accordance with Section 6.3(e) which is received prior to the expiration of the applicable negotiation period under Section 6.3(e)), and (B) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.
     Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent (a) a copy of each report, schedule and other document received, filed, furnished, published or announced by it during such period pursuant to the requirements of federal or state securities Laws or any Governmental Entity and (b) all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with the Company or to the extent required by applicable Law. Without limiting the generality of the foregoing, from the date hereof through the Effective Time, to the extent permissible under applicable Law (a) and subject to Parent entering into customary confidentiality agreements, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent and, if desired by Parent, Parent’s actuary, independent or otherwise, a true and complete copy of all actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary, all material attachments, addenda, supplements and modifications thereto, and all work papers of actuaries, independent or otherwise, with respect thereto and with respect to the Company Actuarial Analyses, in each case, to the extent not provided prior to the date hereof, and the Company shall consult with Parent (and consider in good faith the advice of Parent and Parent’s independent actuary, if any) with respect to setting the Company’s loss and loss adjustment expense reserves and (b) the Company shall, and shall cause each of its Subsidiaries to reasonably cooperate with Buyer in its investigation of the Company and its Subsidiaries and their respective businesses and in its integration planning, including in connection with the integration of the Company’s Insurance Subsidiaries into pooling arrangements with Parent’s insurance company Subsidiaries. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) materially interfere with the business of the Company or any of its Subsidiaries conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental testing or sampling at any of the facilities or properties of the Company or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.4 shall affect the representations and warranties or conditions to the obligations of the parties contained herein.

     Section 6.5 Reasonable Best Efforts.
     (a) Subject to the terms and conditions of this Agreement, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the transactions contemplated hereby as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date), including (i) preparing and filing as promptly as practicable all documents to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary or advisable to make all necessary filings and obtain all such consents, clearances, waivers, licenses, orders, registrations, authorizations, approvals and permits (including providing all necessary information and documentary material and providing personnel as necessary to attend any regulatory meetings, hearings or other proceedings). In furtherance and not in limitation of the foregoing, each of the Company, Parent and Merger Sub agrees to make, as promptly as reasonably practicable after the date of this Agreement and in any event within twenty-five (25) days of the date of this Agreement, (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (B) appropriate filings required by the Transaction Approvals and (C) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Transaction Approvals to occur in the most expeditious manner practicable. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.
     (b) To the extent permissible under applicable Law or any rule, regulation or restriction of any Governmental Entity, each of the Company, Parent and Merger Sub shall, in connection with the efforts referenced above to obtain all requisite approvals, clearances and authorizations for the transactions contemplated hereby under the HSR Act or any other approval of a Governmental Entity (including the Transaction Approvals), use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any private party, (ii) keep the other parties apprised of the status of matters relating to completion of the transactions contemplated hereby and promptly inform the other parties of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by any private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any filing, submission or other communication given by it to the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by any private party, with any other Person (it being understood that each party shall, without limitation, have the right to review in advance, subject to applicable Laws relating to the exchange of information, all of the information relating to such party, and any of its respective Subsidiaries, which appears in any filing made with, or materials submitted to, any third party or any Governmental Entity, with respect to this Agreement or the Merger), (iv) consult with the other parties in advance of any meeting, conference, conference call, discussion or communication with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by any private party, with any other Person and (v) to the extent permitted by such Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings, conferences, conference calls, discussions and communications.
     (c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to resolve any such objections or challenges as such Governmental Entity or private party may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated hereby on the terms set forth in this Agreement as soon as reasonably possible after the date of this Agreement (and in any event no later than the Outside Date).
     (d) Notwithstanding anything to the contrary herein, Parent shall not be required to take any actions pursuant to this Section 6.5 (and the Company shall not, and shall cause its Subsidiaries, directors, officers and employees not to, and shall use its reasonable best efforts to cause its other Representatives not to, take any actions, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed)) which if undertaken would, individually or in the aggregate, reasonably be expected to have (1) a Company Material Adverse Effect or (2) a Parent Material Adverse Effect (it being agreed that for purposes of this clause (2) a “Parent Material Adverse Effect” shall be deemed to occur at the level of materiality at which the event, change, circumstance or effect in question, if it were an effect on the Company and its Subsidiaries instead of Parent and its Subsidiaries, would constitute a Company Material Adverse Effect) (clause (1) or (2), a “Regulatory Material Adverse Effect”).
     Section 6.6 Employee Matters.
     (a) Until the second anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Corporation or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), either (i) employee benefits substantially similar in the aggregate to the employee benefits in effect immediately prior to the Effective Time, (ii) Parent’s employee benefit plans on the same terms as similarly-situated employees of Parent and its Subsidiaries or (iii) a combination of (i) and (ii), in each case in the discretion of Parent. Until December 31, 2010, the Surviving Corporation shall provide, or cause to be provided, for Continuing Employees, compensation opportunities (including salary, wages and bonus opportunities but excluding equity incentive opportunities) substantially similar in the aggregate to the compensation opportunities in effect immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee or to give any person any right to any specific terms or conditions of employment.

     (b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of Parent or the Surviving Corporation that a Continuing Employee is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting and level of benefits (but not for purposes of benefits accrual under any defined benefit pension plan) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.
     (c) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company employee, Parent will cause the Surviving Corporation and its Subsidiaries to honor, in accordance with its terms (including any rights of amendment, modification or termination provided therein), (i) each existing employment, change in control, severance and termination protection plan or agreement between the Company or any of its Subsidiaries and any officer, director or employee, (ii) all obligations in effect as of the Effective Time under any bonus, bonus deferral and vacation plans, programs or agreements of the Company or any of its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to any outstanding retention or equity based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or any of its Subsidiaries.
     (d) With respect to matters described in this Section 6.6 (and the matters described in Section 1.7), the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees and contact information for former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6 (and the matters described in Section 1.7), provided that such notices or other communication materials are reasonably approved in advance by the Company.
     (e) Notwithstanding anything herein to the contrary, any Continuing Employee who terminates employment during the period ending on the second anniversary of the Effective Time shall be entitled to severance pay and benefits no less favorable than the severance pay and benefits such Continuing Employee would have been entitled to pursuant to the severance plans and arrangements in effect immediately prior to the Effective Time.

     (f) Nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or (ii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.
     Section 6.7 Expenses. Except as otherwise set forth herein to the contrary, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all out-of-pocket fees and expenses (including all reasonable fees and expenses of outside counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Proxy Statement/Prospectus and the solicitation of the Requisite Stockholder Vote.
     Section 6.8 Transfer Taxes. The Company and Parent shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated hereby.
     Section 6.9 Tax Treatment. It is the intention of the parties that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the US Treasury regulations. Each party shall use commercially reasonable efforts to cause the Merger to so qualify. Each party shall provide the other party with officer’s certificates at such time or times as may be reasonably requested in order to enable the respective counsel of such parties to render the opinions set forth in Sections 7.2(e) and 7.3(d), such certificates to be substantially in the form of Exhibits B and C (allowing for such amendments to such Exhibits as counsel reasonably deem necessary for purposes of rendering such opinions or to account for changes in facts or circumstances as of the Closing Date); provided that no party shall be required to deliver any such certificate if any representations contained therein would be inaccurate or untrue.
     Section 6.10 Directors’ and Officers’ Indemnification and Insurance.
     (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify and hold harmless (and advance expenses, provided the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company and its Subsidiaries, or any fiduciaries under any

Company Benefit Plan (each, an “Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement or the transactions contemplated hereby or arising out of or pertaining to the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the same extent such Indemnified Parties are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Certificate of Incorporation and Bylaws of the Company and the agreements listed on Section 6.10(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties.
     (b) Subject to the next sentence, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six (6) years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Indemnified Parties as the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance (the “Current Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date hereof and prior to the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company; provided that such insurance carrier has at least an “A-” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for any such policies contemplated by this Section 6.10(b) an annual premium (measured for “tail” purposes by reference to 1/6th the premium paid therefor) amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall obtain a policy with, in the Surviving Corporation’s good faith determination, the greatest coverage available for a cost not exceeding such amount. Notwithstanding the first sentence of this Section 6.10(b), but subject to the second and third sentences of this Section 6.10(b), the Company shall be permitted at its sole and exclusive option to purchase a Reporting Tail Endorsement prior to the Effective Time.
     (c) The certificate of incorporation and bylaws of the Surviving Corporation shall include provisions for indemnification, advancement of expenses and exculpation of the Indemnified Parties on the same basis as set forth in the Constituent Documents of the Company in effect on the date of this Agreement. Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws providing for indemnification, advancement of expenses and exculpation of Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or prior to the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.
     (d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.10.
     (e) From and after the Effective Time, Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.10(e) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation’s Constituent Documents.
     (f) This Section 6.10 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their heirs, legal representatives and assigns and shall be binding on all successors and assigns of Parent and the Surviving Corporation. Each Indemnified Party shall be a third-party beneficiary of this Section 6.10, and entitled to enforce the covenants contained in this Section 6.10. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.10 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation. The rights of the Indemnified Parties under this Section 6.10 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company, the Constituent Documents of any of the Company’s Subsidiaries or the Surviving Corporation or under any applicable Contracts, insurance policies or Laws.
     Section 6.11 Public Announcements. The parties agree that the initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release approved in advance by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.11 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 or (b) in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby. The Company shall provide Parent with its stockholder lists and allow and facilitate Parent’s contact with the stockholders of and prospective investors in the Company and following a Recommendation Withdrawal, such contacts may be made by Parent and its Representatives without regard to the foregoing limitations of this Section 6.11.
     Section 6.12 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby. Failure to comply with this Section 6.12 shall not result in the failure of any condition under Article VII to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 6.12.
     Section 6.13 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company or acquisitions of equity securities of Parent (and, in each case, derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.
     Section 6.14 Listing of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued and the shares of Parent Common Stock to be reserved for issuance upon exercise of Options to be approved for listing, upon official notice of issuance, on the Nasdaq.
     Section 6.15 Delisting of Common Stock. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from Nasdaq and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.
     Section 6.16 Principal Executive Offices of the Surviving Corporation. Parent acknowledges its current intention to maintain the Surviving Corporation’s principal executive offices in Chicago, Illinois following the Effective Time.
     Section 6.17 Partner Agent Program Agreement Amendments; Other Partner Agent Matters. The Company shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, use their reasonable best efforts to negotiate and enter into amendments with the Partner Agents to each of the applicable Partner Agent Program Agreements identified on Schedule 6.17(a) in the form attached hereto as Exhibit D or otherwise in form and substance reasonably acceptable to Parent.

Notwithstanding the forgoing, the execution and delivery of any such amendments shall not be a condition to closing under Article VII of this Agreement. The Company shall, and shall cause its Subsidiaries, directors, officers and employees to, and shall use its reasonable best efforts to cause its other Representatives to, use their reasonable best efforts to negotiate and enter into agreements of the type set forth on Schedule 6.17(b) with the Partner Agents identified on such schedule. Notwithstanding the forgoing, the execution and delivery of any such agreements shall not be a condition to closing under Article VII of this Agreement
ARTICLE VII
CONDITIONS
     Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by Law, waiver on or prior to the Closing Date of the following conditions:
     (a) Stockholder Approval. The Requisite Stockholder Vote shall have been obtained.
     (b) Certain Regulatory Approvals.
     (i) All waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and
     (ii) The Transaction Approvals shall have been obtained, without the imposition of any material conditions or restrictions that would, individually or in the aggregate, reasonably be likely to have a Regulatory Material Adverse Effect, or the waiting periods thereunder for the consummation of the Merger applicable thereto shall have terminated or expired, as applicable.
     (iii) Parent shall have caused the shares of Parent Common Stock to be issued in the Merger and Parent Common Stock to be reserved for issuance upon exercise of Options to have been authorized for listing on Nasdaq, subject to official notice of issuance.
     (iv) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.
     (c) No Injunctions or Restraints, Illegality. No Law shall be in effect and no temporary restraining order, preliminary or permanent injunction or other Order issued by any court in the United States of America or other United States Governmental Entity of competent jurisdiction shall be in effect, having the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger.
     Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent on or prior to the Closing Date of the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.11(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.5 and 3.25 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Except for the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.5, 3.11(ii) and 3.25, each of the representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
     (c) Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).
     (d) No Material Governmental Litigation. There shall not be pending any material suit, action or proceeding brought by any United States Governmental Entity of competent jurisdiction (i) challenging the acquisition by Parent or Merger Sub of Company Shares, (ii) seeking to restrain or prohibit the consummation of the Merger or (iii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any material portion of any business or assets of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, which, if determined or resolved adversely in accordance with plaintiff’s or claimant’s demands, in the case of clause (iii) above, would, individually or in the aggregate, reasonably be likely to have a Regulatory Material Adverse Effect.
     (e) Tax Opinion. Parent shall have received from Debevoise & Plimpton LLP, counsel to Parent, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon assumptions and representations provided by Parent and the Company substantially in the form of Exhibits B and C (allowing for such amendments to the representations as counsel to Parent reasonably deems necessary for purposes of providing the opinion referred to in the preceding sentence or to account for changes in facts or circumstances as of the Closing Date).

     (f) No Material Adverse Effect. No event, change, circumstance or effect shall have occurred since the date hereof that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
     Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company, on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.9(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of Parent set forth in Sections 4.1, 4.2, 4.5 and 4.14 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Except for the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.5, 4.9(ii) and 4.14, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification or limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
     (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.
     (c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).
     (d) Tax Opinion. The Company shall have received from Stroock & Stroock & Lavan, LLP, counsel to the Company, a written opinion dated the Closing Date to the effect that for U.S. federal income tax purposes (i) the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) Parent and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon assumptions and representations provided by Parent and the Company substantially in the form of Exhibits B and C (allowing for such amendments to the representations as counsel to the Company reasonably deems necessary for purposes of providing the opinion referred to in the preceding sentence or to account for changes in facts or circumstances as of the Closing Date).
     Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 6.5 has been the principal cause of the failure of such condition to be satisfied.
ARTICLE VIII
TERMINATION AND AMENDMENT
     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Stockholder Vote (with any termination by Parent also being an effective termination by Merger Sub):
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company, if:
     (i) the Merger shall not have been consummated on or before December 31, 2009 (the “Initial Outside Date”); provided, however, that if on the Initial Outside Date, any of the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.1(c) and Section 7.2(d) shall not have been satisfied but all other conditions to Closing set forth in Article VII shall be satisfied or shall be capable of being satisfied, then the Initial Outside Date shall be extended to February 28, 2010 if Parent or the Company notifies the other in writing on or prior to the Initial Outside Date of its election to extend the Initial Outside Date (as so extended, the “Outside Date”); provided, however, that the right to terminate this Agreement and/or to extend the Initial Outside Date pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to comply in any material respect with any provision of this Agreement has been the principal cause of the failure of the Merger to be consummated by the Outside Date or the Initial Outside Date, respectively;
     (ii) any Governmental Entity in the United States of competent jurisdiction that must grant a Transaction Approval has denied such approval and such denial has become final and non-appealable, any Law shall be in effect which has the effect of making consummation of the Merger illegal or otherwise prohibiting consummation of the Merger or any Governmental Entity in the United States of competent jurisdiction issues an Order or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the principal cause of the denial of the application or imposition of such Order or action; or
     (iii) the Requisite Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof.

     (c) by Parent:
     (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (x) (A) is reasonably incapable of being cured by the Company by the Outside Date or (B) if reasonably capable of being cured, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent or Merger Sub of such breach, which notice states Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i), and (y) individually or in the aggregate with other breaches or failures by the Company, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
     (ii) prior to the stockholders of the Company having voted upon approval of this Agreement at the Company Stockholders Meeting, if (A) the Board of Directors of the Company or any committee thereof shall have effected a Recommendation Withdrawal or (B) the Company shall have materially breached its obligations or agreements contained in Section 6.2, Section 6.3(a), Section 6.3(b), Section 6.3(c), Section 6.3(d), Section 6.3(e) or Section 6.3(f); provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(c)(ii) in respect of a Recommendation Withdrawal (other than a Recommendation Withdrawal in connection with a Takeover Proposal as contemplated by Section 6.3(c)(iii)) under subclause (A) of this Section 8.1(c)(ii) shall terminate ten (10) Business Days following such Recommendation Withdrawal.
     (d) by the Company:
     (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (x) (A) is reasonably incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if reasonably capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, which notice states the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i), and (y) individually or in the aggregate with other breaches or failures by Parent or Merger Sub, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b);
     (ii) prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 6.3(d)(ii); or
     (iii) if (A) the Closing Date Market Price is less than $20.00 and (B) the Company shall have delivered to Parent, by 5:00 p.m., New York City time, on the second Business Day following the last day of the Reference Period, written notice of the Company’s election to terminate this Agreement pursuant to this Section 8.1(d)(iii) (the “Walk-Away Notice”), which election shall be irrevocable (unless Parent shall have otherwise consented in writing) and effective at 5:00 p.m., New York City time, on the second Business Day following Parent’s receipt of the Walk-Away Notice, unless during such two Business Day period, Parent shall have elected, in its sole discretion, by written notice to the Company (a “Top-Up Notice”) to adjust the Common Exchange Ratio such that the product of the Common Exchange Ratio multiplied by the Closing Date Market Price equals or exceeds $6.51; provided that, following a Top-Up Notice, the Common Exchange Ratio and the Merger Consideration shall, for all purposes of this Agreement, be deemed to be as set forth in such Top-Up Notice.
     Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Sections 3.25, 3.29, 4.14, 4.16, 6.7, 8.2, and 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that subject to Section 8.3(g), neither Parent nor the Company shall be released from any liabilities or damages arising out of any material and intentional breach of this Agreement or fraud prior to such termination.
     Section 8.3 Termination Payments.
     (a) In the event that this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(b)(i) and (x) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement but before such termination and not withdrawn or abandoned as of the time of such termination, and within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with any Person pursuant to which there is eventually consummated a transaction constituting a Takeover Proposal, or there is consummated a transaction constituting a Takeover Proposal with any Person, or (y) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement but before such termination and such proposal was withdrawn or abandoned prior to the time of such termination, and within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with the Person that publicly proposed or announced such Takeover Proposal pursuant to which there is eventually consummated a transaction constituting a Takeover Proposal, or there is consummated a transaction constituting a Takeover Proposal with such Person, then, in the case of either subclause (x) or (y), on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) Parent’s Transaction Expenses plus the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(a), each reference to (i) “more than twenty percent (20%)” when referring to the voting securities or equity securities of the Company (or of any resulting parent company of the Company) in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than seventy-five percent (75%),” and (ii) “more than twenty percent (20%)” when referring to the assets or the net income of the Company and its Subsidiaries in the definition of Takeover Proposal shall be deemed to be references to “all or substantially all”.
     (b) In the event that this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.1(b)(iii), (x) the Company shall pay or cause to be paid to Parent (or its designees) as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, Parent’s Transaction Expenses, unless as of the time of the

Company Stockholders Meeting, the Closing Date Market Price would be an amount less than $20.00 and Parent has not delivered a Top-Up Notice, and (y) if (A) a Takeover Proposal was publicly proposed or announced by any Person after the date of this Agreement but before such termination and not withdrawn or abandoned as of the time of the Company Stockholders Meeting, and (B) within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with any Person pursuant to which there is eventually consummated a transaction constituting a Takeover Proposal, or there is consummated a transaction constituting a Takeover Proposal with any Person, then, on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee, in each case, by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of this Section 8.3(b), each reference to (i) “more than twenty percent (20%)” when referring to the voting securities or equity securities of the Company (or of any resulting parent company of the Company) in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than seventy-five percent (75%),” and (ii) “more than twenty percent (20%)” when referring to the assets or the net income of the Company and its Subsidiaries in the definition of Takeover Proposal shall be deemed to be references to “all or substantially all”.
     (c) In the event that this Agreement is validly terminated by Parent pursuant to Section 8.1(c)(i), (x) the Company shall pay or cause to be paid to Parent (or its designees) as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, Parent’s Transaction Expenses, and (y) if, within twelve (12) months after such termination of this Agreement, the Company enters into a definitive agreement with any Person pursuant to which there is eventually consummated a transaction constituting a Takeover Proposal, or there is consummated a transaction constituting a Takeover Proposal with any Person, then, on the date of consummation of such transaction, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee, in each case, by wire transfer of immediately available funds to an account designated in writing by Parent; provided that the Company shall not be obliged to make any such payments if at the time of such termination Parent is in material breach of any representation, warranty, covenant or agreement hereunder and such breach is reasonably incapable of being cured by Parent by the Outside Date. For purposes of this Section 8.3(c), each reference to (i) “more than twenty percent (20%)” when referring to the voting securities or equity securities of the Company (or of any resulting parent company of the Company) in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than seventy-five percent (75%),” and (ii) “more than twenty percent (20%)” when referring to the assets or the net income of the Company and its Subsidiaries in the definition of Takeover Proposal shall be deemed to be references to “all or substantially all”.
     (d) In the event that this Agreement is validly terminated by the Company pursuant to Section 8.1(d)(i), Parent shall pay or cause to be paid to the Company (or its designees) as promptly as reasonably practicable (and, in any event, within two (2) Business Days) following such termination, the Company’s Transaction Expenses; provided that Parent shall not be obliged to make such payments if at the time of such termination the Company is in material breach of any representation, warranty, covenant or agreement hereunder and such breach is reasonably incapable of being cured by the Company by the Outside Date.

     (e) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, immediately prior to and as a condition to such termination, the Company shall pay or cause to be paid to Parent (or its designees) the Termination Fee plus the Parent’s Transaction Expenses by wire transfer of immediately available funds to an account designated in writing by Parent.
     (f) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent (or its designees) the Termination Fee plus the Parent’s Transaction Expenses by wire transfer of immediately available funds to an account designated in writing by Parent.
     (g) The parties agree and understand that in no event shall (i) the Company be required to pay the Termination Fee or the Parent’s Transaction Expenses, respectively, on more than one occasion and (ii) Parent be required to pay the Company’s Transaction Expenses on more than one occasion. Notwithstanding anything to the contrary in this Agreement, if any party receives any payments from another party in respect of any breach of this Agreement, and the receiving party is entitled to receive or has received the Termination Fee or its Transaction Expenses under this Section 8.3, (x) if the payment in respect of the applicable breach is made before the payment of the Termination Fee and Transaction Expenses, the amount of such Termination Fee and Transaction Expenses shall be reduced by the aggregate amount of any payments made by the breaching party in respect of any such breaches of this Agreement and (y) if the payment of the Termination Fee and Transaction Expenses is made before the payment in respect of the applicable breach, the amount of such payments in respect of the applicable breach shall be reduced by the aggregate amount of the payment in respect of the Termination Fee and Transaction Expenses. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If a party fails to pay as directed in writing by the other party the Termination Fee or the Transaction Expenses due pursuant to this Section 8.3 within the time periods specified in this Section 8.3, the party obligated to pay the Termination Fee or Transaction Expenses shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
     Section 8.4 Procedure for Termination. A termination of this Agreement pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis for this termination. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.
ARTICLE IX
GENERAL PROVISIONS
     Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.
     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:
Tower Group, Inc.
120 Broadway (31st Floor)
New York, New York 10271
Attention: General Counsel
Facsimile: (212) 655-2199
with a copy to (which shall not constitute notice):
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Michael W. Blair, Esq.
Facsimile: (212) 909-6836
If to the Company, to:
Specialty Underwriters’ Alliance, Inc.
222 South Riverside Plaza, Suite 1600
Chicago, Illinois 60606

Attention: General Counsel
Facsimile: (312) 277-1816
with a copy to (which shall not constitute notice):
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Christopher J. Doyle, Esq.
Facsimile: (212) 806-6006
     Section 9.3 Interpretation.
     (a) When a reference is made in this Agreement to a Section, clause or Schedule, such reference shall be to a Section or clause of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, will be deemed to refer to June 21, 2009. Whenever the content of this Agreement permits, the masculine gender will include the feminine and neuter genders, and a reference to singular or plural will be interchangeable with the other. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     (b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States of America. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears.
     (c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
     (d) No summary of this Agreement or Schedule delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or any such Schedule.
     Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.
     Section 9.5 Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.
     (b) This Agreement is not intended to, and shall not, confer upon any other Person other than the parties any rights or remedies hereunder, except (i) as set forth in Section 6.10 and (ii) from and after the Effective Time, the rights of holders of Common Shares, Options and Restricted Stock Awards to receive the Merger Consideration or other payments set forth in Article II.
     (c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9(b) without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.8 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the Requisite Stockholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
     Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
     Section 9.10 Governing Law and Venue; Waiver of Jury Trial.
     (a) This Agreement and any disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof that are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.
     (b) EACH OF THE PARTIES HERETO (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE DOCUMENTS REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY, (II) HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND (III) IRREVOCABLY AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT AND FURTHER

AGREES NOT TO BRING ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OTHER COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.
     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE IN CONNECTION WITH THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
     Section 9.11 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable harm would occur and the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the valid and effective termination of this Agreement in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.
     Section 9.12 Definitions. As used in this Agreement:
     An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.
     “Aggregate Merger Consideration” has the meaning set forth in Section 2.1(a).
     “Agreement” has the meaning set forth in the preamble hereto.

     “Award Exchange Ratio” means a fraction, the numerator of which is the per share cash value of the Merger Consideration (valuing the stock portion of such consideration based on the closing price of Parent Common Stock on Nasdaq on the last Business Day immediately preceding the Closing Date, as reported by Bloomberg, L.P., or, if not reported thereby, by another authoritative source mutually agreed by the parties) and the denominator of which is the closing price of Parent Common Stock on Nasdaq on the last Business Day immediately preceding the Closing Date as reported by Bloomberg, L.P., or, if not reported thereby, by another authoritative source mutually agreed by the parties (rounded down to the nearest share).
     “Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2(c).
     “beneficially own” (and the related term “beneficial ownership”) has the meaning under Section 13(d) of the Exchange Act.
     “Benefits Continuation Period” has the meaning set forth in Section 6.6(a).
     “Book-Entry Shares” has the meaning set forth in Section 1.6(b).
     “Business Day” means any day other than a Saturday, a Sunday or any day on which Nasdaq is not open for trading.
     “Bylaws” means the Amended and Restated Bylaws of the Company, as in effect as of the date of this Agreement.
     “Certificate” has the meaning set forth in Section 1.6(b).
     “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date of this Agreement.
     “Certificate of Merger” has the meaning set forth in Section 1.2.
     “Class B Share” has the meaning set forth in Section 1.6(b).
     “Class B Stock” has the meaning set forth in Section 1.6(b).
     “Closing” has the meaning set forth in Section 1.2.
     “Closing Date” has the meaning set forth in Section 1.2.
     “Closing Date Market Price” means the volume weighted average price per share of Parent Common Stock on Nasdaq (as reported by Bloomberg, L.P., or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the Reference Period. The Closing Date Market Price shall be calculated to the nearest one-hundredth of one cent.
     “Code” has the meaning set forth in the recitals.
     “Common Exchange Ratio” means (i) 0.28, if the Closing Date Market Price is greater than or equal to $23.25 and less than or equal to $27.75; (ii) if the Closing Date Market Price is greater than $27.75, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $7.77 by the Closing Date Market Price; (iii) if the Closing Date Market Price is greater than or equal to $20.00 and less than $23.25, that fraction (rounded to the nearest ten-thousandth) equal to the quotient obtained by dividing $6.51 by the Closing Date Market Price; or (iv) 0.3255, if the Closing Date Market Price is less than $20.00; provided, however, that if Parent shall have given a Top-Up Notice pursuant to Section 8.1(d)(iii), the Common Exchange Ratio shall be as set forth in such notice pursuant to Section 8.1(d)(iii).
     “Common Share” has the meaning set forth in Section 1.6(b).
     “Common Stock” has the meaning set forth in Section 1.6(b).
     “Company” has the meaning set forth in the preamble hereto.
     “Company Actuarial Analyses” has the meaning set forth in Section 3.15(c).
     “Company Benefit Plans” means each written employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability under the Code or ERISA or any similar non-U.S. law, whether contingent or otherwise.
     “Company Board Recommendation” has the meaning set forth in Section 3.2(b).
     “Company Capitalization Date” has the meaning set forth in Section 3.5(a).
     “Company Compensatory Award” has the meaning set forth in Section 1.7(a).
     “Company Disclosure Schedule” has the meaning set forth in the preamble to Article III.
     “Company Insurance Approvals” has the meaning set forth in Section 3.3.
     “Company Insurance Subsidiary” means any Subsidiary of the Company that issues insurance policies.
     “Company Material Adverse Effect” means any event, change, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Company Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes generally affecting the property and casualty insurance industry or the geographic areas in which the Company and its Subsidiaries operate; (d) except with respect to the representations in Section 3.4, any loss of, or adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of Parent or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP or SAP, the rules or policies of the Public Company Accounting Oversight Board or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by the Company to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (g) the suspension of trading in securities on NYSE or Nasdaq or a decline in the price, or a change in the trading volume, of the Common Stock on Nasdaq; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; or (h) any adverse effect resulting from compliance by the Company with the terms of this Agreement (other than the terms of Section 5.1(a)), including the failure of the Company to take any action prohibited by Article V of this Agreement (other than the terms of Section 5.1(a)), or any actions taken, or failure to take any action, which Parent has requested in writing; provided that the exceptions in clauses (a), (b), (c) and (e) shall apply only to the extent such event, change, circumstance or effect does not (x) relate only to (or have the effect of relating only to) the Company and its Subsidiaries or (y) disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which the Company and its Subsidiaries operate.
     “Company Permits” has the meaning set forth in Section 3.1.
     “Company Preferred Stock” has the meaning set forth in Section 3.5(a).
     “Company Reinsurance Agreements” has the meaning set forth in Section 3.15(a).
     “Company SAP Statements” has the meaning set forth in Section 3.9.
     “Company SEC Documents” has the meaning set forth in Section 3.7(a).
     “Company Securities” has the meaning set forth in Section 3.5(b).
     “Company Shares” has the meaning set forth in Section 1.6(b).
     “Company Stockholders Meeting” has the meaning set forth in Section 6.2.
     “Company Subsidiary Securities” has the meaning set forth in Section 3.6.
     “Confidentiality Agreement” means the confidentiality letter agreement, dated as of April 21, 2009, between FBR Capital Markets & Co., as representative of the Company and Parent.

     “Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, the bylaws of such entity, or any similar charter or other governing documents of such entity.
     “Continuing Employees” has the meaning set forth in Section 6.6(a).
     “Contract” means all contracts, agreements, commitments, arrangements, leases and other instruments to which any Person is a party.
     “Current Insurance” has the meaning set forth in Section 6.10(b).
     “Deferred Stock Award” has the meaning set forth in Section 1.7(b).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Dissenting Shares” has the meaning set forth in Section 1.9.
     “Dissenting Stockholders” has the meaning set forth in Section 1.9.
     “DOJ” has the meaning set forth in Section 6.5(b).
     “Effective Time” has the meaning set forth in Section 1.2.
     “Environmental Law” means any foreign, federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health from exposure to any hazardous substance, natural resource damages or the protection of the environment, including Laws relating to the protection of wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, release or threatened release of hazardous substances.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Exchange Agent” has the meaning set forth in Section 2.1(a).
     “Exchange Fund” has the meaning set forth in Section 2.1(a).
     “Expenses” has the meaning set forth in Section 6.7.
     “FBR” has the meaning set forth in Section 3.18.
     “Form S-4” has the meaning set forth in Section 6.1(a).
     “FTC” has the meaning set forth in Section 6.5(b).

     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means any nation or government, any state, agency, commission, or other political subdivision thereof, any insurance regulatory authority or any entity (including a court) of competent jurisdiction properly exercising executive, legislative, judicial or administration functions of the government.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Incentive Plans” means the 2004 Stock Option Plan of the Company, as amended and restated on November 11, 2004, the 2007 Stock Incentive Plan of the Company, adopted on March 31, 2007 and any other Company employee or director stock option, stock purchase or equity compensation plans, arrangements or agreements.
     “Indemnified Party” has the meaning set forth in Section 6.10(a).
     “Initial Outside Date” has the meaning set forth in Section 8.1(b)(i).
     “Insurance Laws” has the meaning set forth in Section 3.3.
     “Intellectual Property” means: (a) trademarks, service marks, logos, trade names and trade dress, and all goodwill associated with the foregoing, (b) domain names, (c) copyrights, software and computer programs, (d) patents, (e) trade secrets, (f) know-how, (g) proprietary information and (h) all registrations and applications for registration of any of the foregoing.
     “IRS” means the Internal Revenue Service.
     “knowledge” means (a) with respect to Parent, the actual knowledge of the individuals named in Section 9.1 of the Parent Disclosure Schedule and (b) with respect to the Company, the actual knowledge of the individuals named in Section 9.1 of the Company Disclosure Schedule, in each case, as of the date of this Agreement.
     “Law” means any statute, law, ordinance, rule or regulation (domestic or foreign) issued, promulgated or entered into by or with any Governmental Entity.
     “Leased Real Property” has the meaning set forth in Section 3.17.
     “License” means any permit, certification, approval, registration, consent, authorization, franchise, variance, exemption or order issued by a Governmental Entity.
     “Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
     “Material Contract” has the meaning set forth in Section 3.24(a).
     “Merger” has the meaning set forth in the recitals hereto.
     “Merger Consideration” has the meaning set forth in Section 1.6(b), subject to adjustment pursuant to Section 1.8, if applicable.

     “Merger Sub” has the meaning set forth in the preamble hereto.
     “Nasdaq” means the NASDAQ National Market System.
     “NYSE” means The New York Stock Exchange.
     “OneBeacon Arrangements” means, (i) the Instrument of Transfer and Assumption, dated as of February 10, 2004, between OneBeacon Insurance Company and Potomac Insurance Company of Illinois, (ii) the Amendment No. 1 to the Amended and Restated Reinsurance (Pooling) Agreement, dated as of January 1, 2001, among OneBeacon Insurance Company, OneBeacon America Insurance Company, American Employers’ Insurance Company, The Employers’ Fire Insurance Company, The Northern Assurance Company of America, American Central Insurance Company, OneBeacon Midwest Insurance Company, Potomac Insurance Company of Illinois, The Camden Fire Insurance Association, Pennsylvania General Insurance Company, Homeland Insurance Company of New York, Autoone Insurance Company, PG Insurance Company of New York and Atlantic Specialty Insurance Company and (iv) any other contract, agreement, material notice or material arrangement entered into or made in connection with the Potomac Acquisition, including any indemnity received from OneBeacon Insurance Company or any of its Affiliates.
     “Option” has the meaning set forth in Section 1.7(a).
     “Order” means any order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Governmental Entity.
     “other party” means, with respect to the Company, Parent and Merger Sub, and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.
     “Outside Date” has the meaning set forth in Section 8.1(b)(i).
     “Parent” has the meaning set forth in the preamble hereto.
     “Parent Common Stock” has the meaning set forth in Section 4.5(a).
     “Parent Disclosure Schedule” has the meaning set forth in the Preamble to Article IV.
     “Parent Incentive Plans” has the meaning set forth in Section 4.5(a).
     “Parent Insurance Approvals” has the meaning set forth in Section 4.3.
     “Parent Insurance Subsidiary” means any Subsidiary of Parent that issues insurance policies.
     “Parent Material Adverse Effect” means any event, change, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute or be considered in determining whether a Parent Material Adverse Effect has occurred: (a) changes or fluctuations in the economy or the securities, credit or financial markets generally in the United States; (b) national or international political conditions or changes therein (including the commencement, continuation or escalation of acts of war, armed hostilities, sabotage or other acts of terrorism); (c) changes generally affecting the property and casualty insurance industry or the geographic areas in which Parent and its Subsidiaries operate; (d) except with respect to the representations in Section 4.4, any loss of, or adverse change in, the relationship of Parent or any of its Subsidiaries with its customers, employees, agents or other producers, suppliers, financing sources, business partners or regulators caused by the identity of the Company or the announcement, negotiation, existence or performance of the transactions contemplated by this Agreement; (e) changes in GAAP or SAP, the rules or policies of the Public Company Accounting Oversight Board or interpretation or application of any of the foregoing after the date of this Agreement; (f) any failure by Parent to meet any internal or external projections, forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (f) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect; (g) the suspension of trading in securities on NYSE or Nasdaq or a decline in the price, or a change in the trading volume, of the Parent Common Stock on Nasdaq; provided that the exception in this clause (g) shall not preclude a determination that any event, change, circumstance or effect underlying such decline has resulted in, or contributed to, a Parent Material Adverse Effect; or (h) any adverse effect resulting from compliance by Parent with the terms of this Agreement, including the failure of Parent to take any action prohibited by Article V of this Agreement, or any actions taken, or failure to take any action, which the Company has requested in writing; provided that the exceptions in clauses (a), (b), (c) and (e) shall apply only to the extent such event, change, circumstance or effect does not (x) relate only to (or have the effect of relating only to) Parent and its Subsidiaries or (y) disproportionately adversely affect Parent and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the property and casualty insurance industry in similar geographic areas in which Parent and its Subsidiaries operate.
     “Parent Permits” has the meaning set forth in Section 4.1.
     “Parent SEC Documents” has the meaning set forth in Section 4.6(a).
     “Parent Securities” has the meaning set forth in Section 4.5(b).
     “parties” has the meaning set forth in the preamble hereto.
     “Partner Agent” means an independent general agent that has entered into a Partner Agent Agreement with the Company and/or a Company Insurance Subsidiary.
     “Partner Agent Agreement” means a Partner Agent Program Agreement entered into by and between a Partner Agent and the Company and/or a Company Insurance Subsidiary under which the Partner Agent produces business on behalf of a Company Insurance Subsidiary.
     “Permitted Liens” means (a) any Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, workmen’s, landlords’ or other similar Liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) Liens that do not, individually or in the aggregate, materially impair the continued use or operation of the property to which they relate or the conduct of the business of the Company and its Subsidiaries as conducted on the date of this Agreement, (e) statutory Liens arising by operation of Law with respect to a liability incurred in the ordinary course of business and which is not yet due and payable or which is being contested in good faith and by appropriate proceedings and (f) immaterial easements, rights of way or other similar matters or restrictions or exclusions that would be shown by a current title report or other similar report.
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as such term is defined in the Exchange Act).
     “Potomac Acquisition” has the meaning set forth in Section 3.15(g).
     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.1(a).
     “Recommendation Withdrawal” has the meaning set forth in Section 6.3(c).
     “Reference Period” shall mean the fifteen (15) consecutive Business Days immediately preceding the fifth (5th) Business Day prior to the date initially established as the Closing Date (or, in the event that a Walk-Away Notice is delivered by the Company pursuant to Section 8.1(d)(iii), the fifth (5th) Business Day prior to the date that would have been the Closing Date as determined pursuant to Section 1.2 hereof in the absence of a Walk-Away Notice).
     “Regulatory Material Adverse Effect” has the meaning set forth in Section 6.5(d).
     “Reporting Tail Endorsement” has the meaning set forth in Section 6.10(b).
     “Representatives” means, with respect to any party, collectively, each of such party’s Subsidiaries, each of such party’s and its Subsidiaries’ respective officers, directors and employees and any advisors, attorneys, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.
     “Requisite Stockholder Vote” has the meaning set forth in Section 3.2(a).
     “SAP” means statutory accounting principals prescribed or permitted by the domiciliary state insurance department of the applicable Company Insurance Subsidiary or the Parent Insurance Subsidiary, as the case may be.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SSAP” means a statement of standard accounting practice.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Superior Proposal” has the meaning set forth in Section 6.3(h).
     “Surviving Corporation” has the meaning set forth in Section 1.1.
     “Takeover Proposal” has the meaning set forth in Section 6.3(h).
     “Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest, additions to tax, and any penalties.
     “Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including deductions and credits related to alternative minimum Taxes).
     “Tax Return” means any statement, report, return, information return or claim for refund relating to Taxes (including any elections, declarations, schedules or attachments thereto), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries, or the Parent or any of its Subsidiaries.
     “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
     “Termination Fee” means three million dollars ($3,000,000).
     “Top-Up Notice” has the meaning set forth in Section 8.1(d)(iii).
     “Transaction Approvals” has the meaning set forth in Section 4.3.
     “Transaction Expenses” means with respect to Parent and its Affiliates or the Company and its Affiliates, as applicable, an amount equal to all Expenses incurred by such party and its Affiliates up to a maximum amount of one million dollars ($1,000,000).
     “Walk-Away Notice” has the meaning set forth in Section 8.1(d)(iii).
     “WARN” has the meaning set forth in Section 5.1(b)(x).
(The remainder of this page is left blank.)

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TOWER GROUP, INC.
By:	/s/ Michael H. Lee
	Name:	Michael H. Lee
	Title:	President and Chief Executive Officer

TOWER S.F. MERGER CORPORATION
By:	/s/ Michael H. Lee
	Name:	Michael H. Lee
	Title:	President and Chief Executive Officer

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
By:	/s/ Courtney Smith
	Name:	Courtney Smith
	Title:	President and Chief Executive Officer

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
               The undersigned, being the [                    ] of Specialty Underwriters’ Alliance, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. The name of the Corporation is Specialty Underwriters’ Alliance, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 3, 2003. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 14, 2004 and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2005.
2. This Amended and Restated Certificate of Incorporation was duly adopted by the stockholders in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.
3. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provision of the Corporation’s Certificate of Incorporation as heretofore restated and amended.
4. The text of the Amended and Restate Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:
               FIRST: The name of the Corporation is Specialty Underwriters’ Alliance, Inc.
               SECOND: The Corporation’s registered office in the State of Delaware is at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.
               THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.
               FIFTH: The name and mailing address of the incorporator is as follows:
Purvi Shah
Debevoise & Plimpton LLP

919 Third Avenue
New York, New York 10022
               SIXTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:
     (a) The number of directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws of the Corporation, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws of the Corporation.
     (b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.
     (c) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Certificate of Incorporation or by the By-Laws of the Corporation) shall be vested in and exercised by the Board of Directors.
     (d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation, except to the extent that the By-Laws of the Corporation or this Certificate of Incorporation otherwise provide.
     (e) The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Neither the amendment or repeal of this section nor the adoption of any provision of this Certificate of Incorporation inconsistent with this section shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.
     (f) The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor thereto, indemnify any and all present and former directors and officers of the Corporation or any fiduciaries under any benefit plan or the Corporation whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expense to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director or officer of the Corporation or fiduciary under any benefit plan of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may have.
               SEVENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.
               IN WITNESS WHEREOF, the Corporation has cause this Amended and Restated Certificate of Incorporation to be signed by [                    ], its [                    ], this [                     ] day of [                    ], 20[___].

Name:
Title:

Exhibit B
Form of
Officers’ Certificate of Tower Group, Inc.
[], 2009
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

Re:	The Agreement and Plan of Merger, dated as of [], 2009, among [Parent], [Parent] Merger Corporation and Stinger
Ladies and Gentlemen:
     This certificate is being delivered to you in connection with your rendering the tax opinions referred to in section 7.2(e) of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [], 2009, among [Parent] (“Parent”), [Parent] Merger Corporation (“Merger Sub”) and Stinger (the “Company”). Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.
     Parent hereby represents and certifies that the following statements are true, correct and complete as of the date hereof and will be true, correct and complete at the Effective Time:
1.	Parent has entered into the Merger Agreement and will effect the Merger for the bona fide business reasons set forth in the Proxy Statement/Prospectus.

2.	The Merger will be consummated in compliance with the terms of the Merger Agreement and none of the material terms and conditions thereof has been or will be waived or modified. The Merger Agreement represents the entire understanding among Parent, Merger Sub and the Company with respect to the Merger.

3.	The consideration to be received in the Merger by the shareholders of the Company was determined by arms’ length negotiations between Parent and the Company. In connection with the Merger, shareholders of the Company will not receive, directly or indirectly, any consideration other than shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

4.	To the best of the knowledge of Parent’s management, the shareholders of the Company, other than the owners of the Class B Shares, will have no dissenters’ rights in the Merger.

5.	The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

6.	Following the Effective Time, the Company will hold (i) at least 90 percent of the fair market value of the net assets held by the Company immediately prior to the Merger and at least 90 percent of the fair market value of the net assets held by Merger Sub immediately prior to the Merger and (ii) at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger and at least 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Sub to dissenters, amounts paid by the Company or by Merger Sub to shareholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock), amounts used by the Company or Merger Sub to pay expenses incurred in connection with the Merger, amounts paid by the Company in connection with all redemptions and amounts distributed or to be distributed (except for regular, normal dividends), by the Company immediately preceding, in contemplation of, or otherwise as part of an overall plan that includes the Merger, will be considered assets held by the Company or Merger Sub, as the case may be, immediately prior to the Effective Time.

7.	No officer, director or representative of Parent or any subsidiary of Parent had any discussions or negotiations with the Company relating to the Merger prior to June 30, 2008.

8.	At all times through the Effective Time, Parent has owned and will own all of the stock of Merger Sub and has been and will be in “control” of Merger Sub within the meaning of Section 368(c) of the Code.

9.	At the Effective Time, neither Parent nor any person related to Parent within the meaning of Treas. Reg. § 1.368-1(e)(3) will have any agreement, understanding, plan or intention to redeem, purchase or otherwise reacquire any of the Parent Common Stock to be issued to the shareholders of the Company in the Merger or to receive the economic return on such stock.

10.	Parent has, and at the Effective Time will have, no plan or intention to (i) liquidate the Company or otherwise cause the Company to cease to be properly treated as a corporation for U.S. federal income tax purposes, (ii) merge the Company with and into another entity (except with respect to the Merger), (iii) sell or otherwise dispose of any of the stock of the Company, except for transfers (including successive transfers) of such stock to one or more corporations

“controlled” (within the meaning of Section 368(c) of the Code) by Parent or (iv) cause the Company to sell or otherwise dispose of any of its assets or any of the assets of Merger Sub acquired in the Merger, except for asset dispositions made in the ordinary course of business or asset transfers described in Section 368(a)(2)(C) of the Code or Treas. Reg. § 1.368-2(k).

11.	Merger Sub will have no liabilities assumed by the Company and will not transfer to the Company any assets subject to liabilities in the Merger. Merger Sub has been newly formed solely for the purpose of engaging in the Merger and has not engaged and will not engage in any activity other than in respect of the Merger as contemplated by the Merger Agreement, and has not, since its formation, owned any assets, other than assets with nominal values, incurred any indebtedness for money borrowed, or issued stock or any other equity to any person other than Parent. No stock of Merger Sub will be issued in the Merger.

12.	Following the Merger, members of Parent’s “qualified group” will continue the Company’s “historic business” or use a “significant portion” of the Company’s “historic business assets” in a business, as such terms are used in Treas. Reg. § 1.368-1(d).

13.	Parent has paid or will pay the expenses incurred by Parent and Merger Sub in connection with the Merger and the transactions related thereto. To the best of the knowledge of Parent’s management, the Company has paid or will pay its own expenses incurred in connection with the Merger and the transactions related thereto.

14.	There is no, and at the Effective Time there will be no, inter-corporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, was acquired, or will be settled at a discount.

15.	In the Merger, stock of the Company representing “control” of the Company, within the meaning of Section 368(c) of the Code, will be exchanged solely for shares of Parent Common Stock. Furthermore, no liabilities of any Company stockholder will be assumed by Parent or Merger Sub. For purposes of this representation, stock of the Company exchanged in the Merger for cash or other property originating with funds supplied by Parent or a party related to Parent will be treated as outstanding Company stock on the date of the Merger.

16.	To the best of the knowledge of Parent’s management, the Company does not have, and at the Effective Time the Company will not have, outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of the Company that, if exercised or converted, would affect Parent’s acquisition or retention of “control” of the Company, within the meaning of Section 368(c) of the Code. Merger Sub does not have, and at the Effective Time Merger Sub will not have, outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Merger Sub, or following the Merger, stock in Company.

17.	Neither Parent nor, to the best of the knowledge of Parent’s management, the Company, has or at the Effective Time will have, any plan or intention for the Company to issue additional stock that would result in Parent losing “control” of the Company within the meaning of Section 368(c) of the Code.

18.	Neither Parent nor any subsidiary of Parent will, directly or indirectly through any affiliated entities, have owned, beneficially or of record, any stock of the Company at any time during the five-year period ending at the Effective Time.

19.	Neither Parent nor Merger Sub is, or at the Effective Time will be, an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code or such entity meets, and at the Effective Time will meet, the diversification requirements of Section 368(a)(2)(F)(ii) of the Code.

20.	Neither Parent nor Merger Sub is, or at the Effective Time will be, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code or the subject of any other receivership, insolvency, bankruptcy or similar proceeding.

21.	None of Parent, Merger Sub, or, after the Merger, the Company will take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with any of the foregoing representations, unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

22.	The undersigned is authorized to make all of the statements and representations set forth herein on behalf of Parent.
     Parent understands and agrees that you will rely on this certificate in rendering your opinion concerning certain U.S. federal income tax consequences of the Merger. Parent hereby agrees to inform you if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

Very truly yours,

Tower Group, Inc.

By:

Title:

Exhibit C
Form of
Officers’ Certificate of [the Company]
[], 2009
Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Re:	The Agreement and Plan of Merger, dated as of [], 2009, among [Parent], [Parent] Merger Corporation and Stinger
Ladies and Gentlemen:
     This certificate is being delivered to you in connection with your rendering the tax opinions referred to in section 7.3(d) of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of [], 2009, among [Parent] (“Parent”), [Parent] Merger Corporation (“Merger Sub”) and Stinger (the “Company”). Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.
     The Company hereby represents and certifies that the following statements are true, correct and complete as of the date hereof and will be true, correct and complete at the Effective Time:
1.	The Company has entered into the Merger Agreement and will effect the Merger for the bona fide business reasons set forth in the Proxy Statement/Prospectus.

2.	The Merger will be consummated in compliance with the terms of the Merger Agreement and none of the material terms and conditions thereof has been or will be waived or modified. The Merger Agreement represents the entire understanding among Parent, Merger Sub and the Company with respect to the Merger.

3.	The consideration to be received in the Merger by the shareholders of the Company was determined by arms’ length negotiations between Parent and the Company. In connection with the Merger, shareholders of the Company will not receive, directly or indirectly, any consideration other than shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

4.	The shareholders of the Company, other than the owners of the Class B Shares, will have no dissenters’ rights in the Merger.

5.	The payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration.

6.	At and immediately following the Effective Time, the Company will hold (i) at least 90 percent of the fair market value of the net assets held by it immediately prior to the Merger and (ii) at least 70 percent of the fair market value of the gross assets held by it immediately prior to the Merger. For purposes of this representation, amounts paid by the Company or Merger Sub to dissenters, amounts paid by the Company or by Merger Sub to shareholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock), amounts used by the Company and Merger Sub to pay expenses incurred in connection with the Merger, amounts paid by the Company in connection with all redemptions and amounts distributed or to be distributed (except for regular, normal dividends), by the Company immediately preceding, in contemplation of, or otherwise as part of an overall plan that includes the Merger, will be considered assets held by the Company or Merger Sub, as the case may be, immediately prior to the Effective Time. Without limiting the foregoing, in the last two years, there has been no share repurchase, spin-off or other significant irregular distribution by the Company (other than the repurchase of 275,000 shares of Common Stock during the three months ended June 30, 2008, pursuant to the stock repurchase authority granted to the Company by its Board of Directors in April 2008, all of which took place prior to any discussions or negotiations relating to the Merger), and, other than in the ordinary course of business, there has been no significant debt repayment by the Company.

7.	As of the Effective Time, no assets of the Company will have been sold, transferred or otherwise disposed of which would prevent the Company or members of Parent’s “qualified group” from continuing the Company’s “historic business” and from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treas. Reg. § 1.368-1(d).

8.	To the best of the knowledge of the Company’s management, Parent has paid or will pay the expenses incurred by Parent and Merger Sub in connection with the Merger and the transactions related thereto. The Company has paid or will pay its own expenses incurred in connection with the Merger and the transactions related thereto.

9.	There is no, and at the Effective Time there will be no, inter-corporate indebtedness existing between Parent and the Company or between Merger Sub and the Company that was issued, was acquired, or will be settled at a discount.

10.	In the Merger, stock of the Company representing “control” of the Company, within the meaning of Section 368(c) of the Code, will be exchanged solely for shares of Parent Common Stock. Furthermore, no liabilities of any Company stockholder will be assumed by Parent or Merger Sub. For purposes of this representation, stock of the Company exchanged in the Merger for cash or other property originating with funds supplied by Parent or a party related to Parent will be treated as outstanding Company stock on the date of the Merger.

11.	The Company does not have, and at the Effective Time the Company will not have, outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of the Company that, if exercised or converted, would affect Parent’s acquisition or retention of “control” of the Company, within the meaning of Section 368(c) of the Code.

12.	The Company does not have, and at the Effective Time the Company will not have, outstanding any capital stock (or any other interest treated as stock for U.S. federal income tax purposes) other than the Company Shares.

13.	The Company does not have, and at the Effective Time will not have, any plan or intention for the Company to issue additional stock that would result in Parent losing “control” of the Company within the meaning of Section 368(c) of the Code.

14.	To the best of the knowledge of the Company’s management, neither Parent nor any subsidiary of Parent will, directly or indirectly through any affiliated entities, have owned, beneficially or of record, any stock of the Company at any time during the five-year period ending at the Effective Time.

15.	The Company is not, and at the Effective Time will not be, an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code or the Company meets, and at the Effective Time will meet, the diversification requirements of Section 368(a)(2)(F)(ii) of the Code.

16.	Immediately prior to the Effective Time the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

17.	The Company is not, and at the Effective Time will not be, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code or the subject of any other receivership, insolvency, bankruptcy or similar proceeding.

18.	The Company will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with any of the foregoing representations, unless otherwise required by a final “determination” (as defined in Section 1313(a)(1) of the Code) or by applicable state or local income or franchise tax law.

19.	At the Effective Time there will be no accrued, but unpaid, dividends on the stock of the Company.

20.	The undersigned is authorized to make all of the statements and representations set forth herein on behalf of the Company.
     The Company understands and agrees that you will rely on this certificate in rendering your opinion concerning certain U.S. federal income tax consequences of the Merger. The Company hereby agrees to inform you if, for any reason, any of the foregoing representations ceases to be true prior to the Effective Time.

Very truly yours,

[the Company]

By:

Title:

Exhibit D
AMENDMENT NO. [__]
TO THE
[SPECIALTY UNDERWRITERS’ ALLIANCE, INC.][SUA INSURANCE COMPANY]
[AMENDED AND RESTATED] PARTNER AGENT PROGRAM AGREEMENT
     This amendment (“Amendment”) is made and entered into as of June [___], 2009 by and [between][among] [Partner Agent] and Specialty Underwriters’ Alliance, Inc.[ and its wholly owned subsidiary SUA Insurance Company], and amends the [Amended and Restated] Partner Agent Program Agreement (“Agreement”) entered into by the parties on [___][, as amended]. Any capitalized terms used but not defined in this Amendment shall have the same meaning set forth in the Agreement. In the event that any provision of this Amendment and any provision of the Agreement are inconsistent or conflicting, the inconsistent or conflicting provision of this Amendment shall be and constitute an amendment of the Agreement and shall control, but only to the extent that such provision is inconsistent or conflicting with the Agreement.
     Now, therefore, in accordance with Section IX, D of the Agreement and in consideration of the mutual agreements and covenants hereinafter set forth, the parties agree to amend the Agreement, effective as of the date hereof, as follows:
1. The reference in the preamble to “[Specialty Underwriters’ Alliance, Inc. and its property and casualty insurance subsidiaries and affiliates (collectively the “Company”)]” shall be deleted and replaced in its entirety with the following: “Specialty Underwriters’ Alliance, Inc. and its property and casualty insurance subsidiaries, including SUA Insurance Company (collectively the “Company”)”.
2. “SUA Insurance Company” means Specialty Underwriters’ Alliance, Inc.’s wholly owned subsidiary SUA Insurance Company, an Illinois domiciled insurance company.
3. Except as modified hereby, the Agreement shall remain in full force and effect.
4. This Amendment may be executed in any number of counterparts and by the parties on different counterparts each in the like form. Each counterpart shall, when executed, be an original but all the counterparts taken together shall constitute one and the same instrument. The execution by a party of one or more such counterparts shall constitute execution by that party of this Amendment. This Amendment shall not be effective until each of the parties has executed at least one counterpart. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

D-1

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day, month and year above written.

SPECIALTY UNDERWRITERS’ ALLIANCE, INC.
By:
Name:
Title:

[SUA INSURANCE COMPANY]
By:
Name:
Title:

[PARTNER AGENT]
By:
Name:
Title:

D-2